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                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                            TCF FINANCIAL CORPORATION

                                       and

                         WINTHROP RESOURCES CORPORATION







                                -----------------

                                February 28, 1997

                                -----------------


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .         1
            1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . .       1
            1.2  Effects of the Merger . . . . . . . . . . . . . . . .         2
            1.3  Effect of Outstanding Shares of Target Common Stock
                 and Target Options. . . . . . . . . . . . . . . . . .         2
            1.4  Rights of Holders of Target Common Stock. . . . . . . .       3
            1.5  No Fractional Shares. . . . . . . . . . . . . . . . .         3
            1.6  Procedure for Exchange of Target Common Stock . . . .         4
            1.7  Dissenting Shares . . . . . . . . . . . . . . . . . . .       6
            1.8  Effect on Common Stock of Acquisition . . . . . . . . .       6
            1.9  Corporate Matters . . . . . . . . . . . . . . . . . . .       6
            1.10 Tax Consequences. . . . . . . . . . . . . . . . . . . .       7
            1.11 Contributions to TCF Bank . . . . . . . . . . . . . . .       7
            1.12 Alternative Structure . . . . . . . . . . . . . . . . .       7

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . .         8
            2.1  Organization and Qualification. . . . . . . . . . . .         8
            2.2  Authority Relative to this Agreement; Non-Contravention       8
            2.3  Capitalization. . . . . . . . . . . . . . . . . . . .        10
            2.4  1934 Act Reports. . . . . . . . . . . . . . . . . . .        10
            2.5  Financial Statements. . . . . . . . . . . . . . . . .        10
            2.6  Subsidiaries. . . . . . . . . . . . . . . . . . . . .        11
            2.7  Absence of Undisclosed Liabilities. . . . . . . . . .        11
            2.8  No Material Adverse Changes . . . . . . . . . . . . .        11
            2.9  Absence of Certain Developments . . . . . . . . . . .        11
            2.10 Litigation. . . . . . . . . . . . . . . . . . . . . .        12
            2.11 No Brokers or Finders . . . . . . . . . . . . . . . .        13
            2.12 Compliance with Laws; Permits . . . . . . . . . . . .        13
            2.13 Prospectus/Proxy Statement. . . . . . . . . . . . . .        14
            2.14 Pooling of Interests. . . . . . . . . . . . . . . . .        14
            2.15 Validity of Purchaser Common Stock. . . . . . . . . .        14
            2.16 Reports and Filings . . . . . . . . . . . . . . . . .        14
            2.17 Employee Benefit Plans. . . . . . . . . . . . . . . . .      15
            2.18 Disclosure. . . . . . . . . . . . . . . . . . . . . .        15

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF TARGET . . . . . . . . . .      15
            3.1  Organization and Qualification. . . . . . . . . . . .        15
            3.2  Authority Relative to this Agreement; Non-Contravention      15
            3.3  Capitalization. . . . . . . . . . . . . . . . . . . .        16
            3.4  1934 Act Reports and Regulatory Reports . . . . . . .        16
            3.5  Financial Statements. . . . . . . . . . . . . . . . .        17
            3.6  Leases. . . . . . . . . . . . . . . . . . . . . . . .        17
            3.7  Subsidiaries. . . . . . . . . . . . . . . . . . . . .        18
            3.8  Absence of Undisclosed Liabilities. . . . . . . . . .        18
            3.9  No Material Adverse Changes . . . . . . . . . . . . .        19
            3.10 Absence of Certain Developments . . . . . . . . . . .        19
            3.11 Properties. . . . . . . . . . . . . . . . . . . . . .        20
            3.12 Tax Matters . . . . . . . . . . . . . . . . . . . . .        22
            3.13 Contracts and Commitments . . . . . . . . . . . . . .        23
            3.14 Litigation. . . . . . . . . . . . . . . . . . . . . .        23


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            3.15 No Brokers or Finders . . . . . . . . . . . . . . . .        23
            3.16 Employees . . . . . . . . . . . . . . . . . . . . . .        23
            3.17 Employee Benefits Plans . . . . . . . . . . . . . . .        24
            3.18 Insurance . . . . . . . . . . . . . . . . . . . . . .        26
            3.19 Related Party Transactions. . . . . . . . . . . . . .        26
            3.20 Compliance with Laws; Permits . . . . . . . . . . . .        27
            3.21 Prospectus/Proxy Statement. . . . . . . . . . . . . .        27
            3.22 Pooling of Interests. . . . . . . . . . . . . . . . .        27
            3.23 Interest Rate Risk Management Instruments . . . . . . .      27
            3.24 State Takeover Laws . . . . . . . . . . . . . . . . . .      27
            3.25 Disclosure. . . . . . . . . . . . . . . . . . . . . .        28

ARTICLE 4 - CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . .        28
            4.1  Conduct of Business by Target . . . . . . . . . . . .        28
            4.2  Conduct of Business by Purchaser. . . . . . . . . . .        31

ARTICLE 5 - ADDITIONAL COVENANTS AND AGREEMENTS. . . . . . . . . . . .        32
            5.1  Filings and Approvals . . . . . . . . . . . . . . . .        32
            5.2  Certain Lease and Related Matters . . . . . . . . . .        33
            5.3  Monthly Financial Statements. . . . . . . . . . . . .        33
            5.4  Expenses. . . . . . . . . . . . . . . . . . . . . . .        33
            5.5  No Negotiations, etc. . . . . . . . . . . . . . . . .        33
            5.6  Notification of Certain Matters . . . . . . . . . . .        34
            5.7  Access to Information; Confidentiality. . . . . . . .        34
            5.8  Filing of Tax Returns and Adjustments . . . . . . . .        35
            5.9  Registration Statement. . . . . . . . . . . . . . . .        36
            5.10 Affiliate Letters . . . . . . . . . . . . . . . . . .        38
            5.11 Disposition of Tainted Shares . . . . . . . . . . . .        38
            5.12 Employee Benefit Plans. . . . . . . . . . . . . . . .        39
            5.13 Pooling of Interests; Tax Treatment . . . . . . . . .        39
            5.14 Press Releases. . . . . . . . . . . . . . . . . . . .        39
            5.15 Indemnification and Insurance . . . . . . . . . . . .        39
            5.16 Purchaser SEC Reports . . . . . . . . . . . . . . . .        40
            5.17 Securities Reports. . . . . . . . . . . . . . . . . .        41
            5.18 Stock Exchange Listing. . . . . . . . . . . . . . . .        41
            5.19 Shareholder Approvals . . . . . . . . . . . . . . . .        41
            5.20 Publication of Combined Financial Results . . . . . .        41
            5.21 Employment Agreement Amendments . . . . . . . . . . . .      41
            5.22 Failure to Fulfill Conditions . . . . . . . . . . . . .      41
            5.23 Registration Relating to Target Options . . . . . . . .      42
            5.24 Target Debt . . . . . . . . . . . . . . . . . . . . . .      42

ARTICLE 6 - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . .        42
            6.1  Conditions to Obligations of Each Party . . . . . . .        42
            6.2  Additional Conditions to Obligation of Target . . . .        44
            6.3  Additional Conditions to Obligation of Purchaser. . .        46

ARTICLE 7 - TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . .        49
            7.1  Termination . . . . . . . . . . . . . . . . . . . . .        49
            7.2  Effect of Termination . . . . . . . . . . . . . . . .        51
            7.3  Amendment . . . . . . . . . . . . . . . . . . . . . .        52
            7.4  Waiver. . . . . . . . . . . . . . . . . . . . . . . . .      52

ARTICLE 8 - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . .        52

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            8.1  Public Statements . . . . . . . . . . . . . . . . . .        52
            8.2  Notices . . . . . . . . . . . . . . . . . . . . . . .        53
            8.3  Interpretation. . . . . . . . . . . . . . . . . . . .        54
            8.4  Severability. . . . . . . . . . . . . . . . . . . . .        54
            8.5  Miscellaneous . . . . . . . . . . . . . . . . . . . .        54
            8.6  Survival of Representations; Warranties and Covenants        55
            8.7  Schedules . . . . . . . . . . . . . . . . . . . . . .        55
            8.8  Descriptive Headings. . . . . . . . . . . . . . . . .        55
            8.9  Parties in Interest . . . . . . . . . . . . . . . . . .      55
            8.10 Counterparts. . . . . . . . . . . . . . . . . . . . .        55

EXHIBITS

            A    Form of Stockholder Agreement
            B    Form of Articles of Merger
            C    Form of Target Affiliate Letter
            D    Form of Purchaser Affiliate Letter

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT is made and entered into as of February 28, 1997, by and between TCF FINANCIAL CORPORATION, a Delaware corporation ("Purchaser") and WINTHROP RESOURCES CORPORATION, a Minnesota corporation ("Target").


                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Purchaser and Target have determined that it is in the best interests of Purchaser and Target and their respective shareholders to consummate the merger of Target and a newly formed corporation incorporated under the laws of the state of Minnesota ("Acquisition"), which will be a wholly owned first tier subsidiary of Purchaser (the "Merger") and, after consummation of the Merger, Purchaser will contribute the stock of the Surviving Corporation to one of its subsidiaries which is either a federal savings bank or a national bank ("TCF Bank");

     WHEREAS, as a condition and inducement to Purchaser's willingness to enter into this Agreement, each of certain shareholders of Target and Purchaser are simultaneously with execution of this Agreement entering into agreements in the form of Exhibit A attached hereto (the "Stockholder Agreement") pursuant to which such shareholders agree to vote in favor of the Merger at the meeting of Target's shareholders to consider the Merger;

     WHEREAS, Purchaser and Target desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE 1


                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time (as defined herein), Acquisition shall merge with and into Target. Target shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Minnesota. The "Effective Date" shall be the

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date on which the Merger is consummated in accordance with the terms and conditions of this Agreement and shall be on the date mutually agreed by the parties but no later than ten (10) business days after the last of the conditions set forth in Article 6 having been satisfied or waived (subject to applicable law) or on such other date to which the parties may mutually agree. The Merger shall become effective as set forth in and upon filing of the articles of merger in the form of Exhibit B attached hereto (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Minnesota Secretary") on the Effective Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, upon the filing of the Articles of Merger with the Minnesota Secretary.

     1.2 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 302A.641 of the MBCA. At the Effective Time, the Surviving Corporation shall thereupon and thereafter (a) be responsible and liable for all the liabilities, debts and obligations of each of Acquisition and Target, and (b) possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Acquisition and Target; all property, real, personal and mixed, and all debts due on any account, including subscriptions to shares and all choses in action, and all and every other interest, of or belonging to or due to each of Acquisition and Target shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Acquisition and Target shall not revert or be in any way impaired by reason of the Merger.

     1.3  EFFECT ON OUTSTANDING SHARES OF TARGET COMMON STOCK AND TARGET
OPTIONS.

     To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

     (a) TARGET COMMON STOCK. Each issued and outstanding share of common stock, par value $.01 per share, of Target ("Target Common Stock") (other than the following shares of Target Common Stock which shall be cancelled:
(i) Dissenting Shares (as defined in Section 1.7(a)) and (ii) shares of Target Common Stock held directly or indirectly by Purchaser except for such shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), shall be converted into and exchangeable for the Merger Consideration (as herein defined). The "Merger Consideration" shall consist of (i) .7766 of one (1) share of common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock") for each share of Target Common Stock (the "Exchange Ratio"), plus (ii) cash in lieu of any fractional share of Purchaser Common Stock as provided in Section 1.5. The Merger Consideration shall be paid to the holders of Target Common Stock as provided in Section
1.6. All of the shares of Target Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Target Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Section 1.3(a).

     (b) TARGET OPTIONS. Each option granted by Target to purchase shares of Target Common Stock (each a "Target Option" and collectively the "Target Options") which is outstanding and unexercised immediately prior to the Effective Time shall after the Effective Time be assumed by the Purchaser and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of Purchaser Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of Purchaser Common Stock deemed purchasable pursuant to such option; provided however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. Target agrees that the committee administering Target's 1992 Stock Incentive Plan (the "Target Stock Plan") will not exercise its discretion to permit holders of Target Options to receive a cash payment under Section 12.3 of the Target Stock Plan.

     1.4  RIGHTS OF HOLDERS OF TARGET COMMON STOCK.

     (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of Target Common Stock shall be deemed for all purposes, except as provided in Section 1.6(c) hereof, to evidence ownership of and to represent the number of whole shares of Purchaser Common Stock into which such shares of Target Common Stock shall have been converted pursuant to Section 1.3(a), and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of Purchaser Common Stock into which such shares of Target Common Stock shall have been converted on any matters on which the holders of record of Purchaser Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Target Common Stock, Purchaser may rely conclusively upon the record of shareholders maintained by Target or Target's stock transfer agent containing the names and addresses of the holders of record of Target Common Stock on the Effective Date.

     (b) On and after the Effective Date, Purchaser shall reserve a sufficient number of authorized but unissued shares of Purchaser Common Stock for issuance in connection with the exercise of the Target Options as provided in Section 1.3(c).

     1.5 NO FRACTIONAL SHARES. No fractional shares of Purchaser Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing Target Common Stock. In lieu of any fractional share, Purchaser shall pay to each holder of Target Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest) equal to (a) the closing sales price of the Purchaser Common Stock on the New York Stock Exchange on the Effective Date, multiplied by (b) the fractional share interest to which such holder would otherwise be entitled.

     1.6  PROCEDURE FOR EXCHANGE OF TARGET COMMON STOCK.

     (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of Target Common Stock (other than the following shares of Target Common Stock which shall be cancelled: (i) Dissenting Shares and (ii) shares of Target Common Stock held directly or indirectly by Purchaser except for such shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), upon surrender of such certificates to an exchange agent appointed by Purchaser (the "Exchange Agent"), shall be entitled to receive the Merger Consideration as follows:
(i) certificates representing the number of whole shares of Purchaser Common Stock into which shares of Target Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.3(a) hereof, and (ii) cash payments in lieu of fractional shares, if any, as provided in Section 1.5 hereof. As soon as practicable after the Effective Date, Purchaser shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Target Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of Target Common Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Target Common Stock in exchange for the Merger Consideration. Purchaser shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Target Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this
Section 1.6(a). In addition, certificates surrendered for exchange by any "affiliate" of Target (as defined in Section 5.10 hereof) shall not be exchanged for such consideration until the earlier of (i) the receipt by Purchaser of a written agreement from such person as provided in Section 5.10 hereof or (ii) the expiration of the restricted period for pooling of interests accounting treatment as contemplated by Section 5.10 hereof.

     (b) On the Effective Date, Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this
Section 1.5, certificates representing the aggregate of the shares of Purchaser Common Stock and cash of $100,000 to be used to pay for any fractional share interests under Section 1.5 (such cash and certificates are hereinafter referred to as the "Exchange Fund") to be paid or issued by Purchaser pursuant to this Article 1 in connection with the Merger. After the Effective Date, Purchaser shall, on the payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to certificates for Purchaser Common Stock held in the Exchange Fund.

     (c) Until outstanding certificates formerly representing Target Common Stock are surrendered as provided in Section 1.6(a) hereof, no dividend or distribution payable to holders of record of Purchaser Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Purchaser Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring subsequent to the Effective Date.

     (d) After the Effective Date, there shall be no further registration of transfers on the records of Target of outstanding certificates formerly representing shares of Target Common Stock and, if a certificate formerly representing such shares is presented to Target or Purchaser, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Purchaser Common Stock as herein provided.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any Purchaser Common Stock or any dividends or distributions thereon and any cash) that remains unclaimed by the holders of Target Common Stock for six months after the Effective Date shall be returned or repaid to Purchaser. Any holders of Target Common Stock who have not theretofore complied with this Section 1.6 shall thereafter look only to Purchaser for delivery and payment of the Merger Consideration and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Target Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding certificates for shares of Target Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent not prohibited by abandoned property law and any other applicable law, become the property of Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Target Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any certificate for Target Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Purchaser Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement, provided, however, that Purchaser, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Purchaser, Target, the Surviving Corporation, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.7  DISSENTING SHARES.

     (a) Notwithstanding any provision of this Agreement to the contrary, the holder (a "Dissenting Shareholder") of any shares of Target Common Stock who has demanded and perfected such holder's demand for appraisal of said shares (the "Dissenting Shares") in accordance with Section 302A.471 and 302A.473 of the MBCA and as of the Effective Time, has neither effectively withdrawn nor lost his or her right to such appraisal shall not have a right to receive the aggregate Merger Consideration for such Dissenting Shares pursuant to Section 1.3 above and shall only be entitled to such rights as are granted by the MBCA. The Surviving Corporation shall make any and all payments due to holders of Dissenting Shares.

     (b) Notwithstanding the provisions of Section 1.7(a) above, if any Dissenting shareholder demanding appraisal of such Dissenting Shareholder's Dissenting Shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3 above upon surrender of the certificate or certificates representing such Dissenting Shares.

     (c) Target shall give Purchaser prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by Target under Sections 302A.471 and 302A.473 of the MBCA and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Target shall not, except with the prior written consent of Purchaser (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     1.8 EFFECT ON COMMON STOCK OF ACQUISITION. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time all outstanding shares of common stock, $.01 par value, of Acquisition held by Purchaser will remain outstanding and shall be shares of common stock, $.01 par value, of the Surviving Corporation.

     1.9  CORPORATE MATTERS.  At the Effective Time:

     (a) CERTIFICATE OF INCORPORATION. The Articles of Incorporation of Target, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     (b) BYLAWS. The Bylaws of Target as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     (c) BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of the Surviving Corporation shall be as set forth in Schedule 1.9(c). On the Effective Date, Target will deliver to Purchaser the resignations of its directors who are not listed in Schedule 1.9(c). In addition, Purchaser shall cause its Board of Directors to be expanded by one (1) seat as of the Effective Time and such directorship shall, as of such time, be filled by one person serving on the Board of Directors of Target immediately prior to the Effective Time who shall be jointly selected by the Board of Directors of each of Purchaser and Target; it being the parties present intention that such person shall be John L. Morgan.

     (d) OFFICERS. Each person serving as an officer of Target immediately prior to the Effective Time shall continue to serve in such office for the Surviving Corporation at the Effective Time subject to the right of the Board of Directors of the Surviving Corporation to elect officers after the Effective Date.

     (e) EMPLOYMENT AGREEMENT AMENDMENTS. The Surviving Corporation and the officers of Target listed on Schedule 1.9(e) will enter into amendments to their respective employment agreements in the form of the amendment included in Schedule 1.9(e) (the "Employment Agreement Amendments"), which amendment extends the term of the respective employment agreement for a period through the third anniversary of the Effective Date, modifies the definition of "good reason" and the non-competition provisions thereof.

     1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

     1.11 CONTRIBUTION TO TCF BANK. As part of the transactions contemplated by this Agreement, Purchaser intends to contribute the stock of the Surviving Corporation to TCF Bank after the Effective Time of the Merger.

     1.12 ALTERNATIVE STRUCTURE. Purchaser may structure the acquisition of Target contemplated by this Agreement through the merger of a wholly-owned subsidiary of TCF Bank with and into Target; provided that (i) there are no material adverse federal income tax consequences to shareholders of Target, Purchaser or the Surviving Corporation as a result of such modification, (ii) the consideration to be received by the shareholders of Target is not changed or altered and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER


     Purchaser hereby represents and warrants to Target as follows:

     2.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Purchaser is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act (the "HOLA") and is authorized under the HOLA to carry on its business as now conducted. Purchaser has filed an application with the Federal Reserve Board to become a bank holding company under the Bank Holding Company Act (the "BHCA") and the foregoing representation is subject to modification upon approval of such application and consummation of the conversion of Purchaser's savings bank subsidiaries to national banks to the effect that Purchaser will then be a bank holding company under the BHCA.
The copies of the Charter (as defined below) and Bylaws of Purchaser which have been made available to Target prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Charter" with respect to any corporation or depository institution shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificate of incorporation or association and any and all amendments thereto. Purchaser is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. As used in this Agreement, the term "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the business, prospects, operations, results of operations or financial condition of such entity on a consolidated basis, it being understood that a Material Adverse Effect shall not include a change with respect to, or effect on, such entity resulting from a change in law, rule, regulation, generally accepted accounting principles ("GAAP") or regulatory accounting principles, as such would apply to the financial statements of such entity, a change with respect to, or effect on, such entity resulting from expenses incurred in connection with
this Agreement or the transactions contemplated by this Agreement.   At the
Effective Time, Acquisition will be duly organized and validly existing under the laws of the state of Minnesota and will have the requisite corporate power and authority to carry on its business.

     2.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Stockholder Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stockholder Agreement by Purchaser and the Articles of Merger by

Acquisition and the consummation by Purchaser and Acquisition of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser and, in the case of Acquisition, will be duly authorized by the Board of Directors of Acquisition and by the Board of Directors of Purchaser, acting on behalf of Purchaser as the sole shareholder of Acquisition and, except for approval of this Agreement and the Merger by the requisite vote of Purchaser's shareholders, the organization of Acquisition as a Minnesota corporation and the disposition of the "tainted" shares of TCF Common Stock necessary for the Merger to be accounted for as a pooling of interests as contemplated by Section 5.11, no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the Stockholder Agreement have been duly executed and delivered by Purchaser and, assuming they are the valid and binding obligations of the other parties thereto, constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 2.2, none of Purchaser or the Purchaser Subsidiaries (as defined in Section 2.6) is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Articles of Merger, the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which will not, in the aggregate, have a Material Adverse Effect on the Purchaser. Except for (a) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"), (b) the filing and effectiveness with the Securities and Exchange Commission (the "SEC") of a joint proxy statement/prospectus in definitive form relating to the meetings of Purchaser's and Target's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (c) the filing and effectiveness with the SEC of a Registration Statement on Form S-4 relating to the Purchaser to be issued in connection with this Agreement and the transactions contemplated hereby, and effectiveness of such Registration Statement, (d) the filing and effectiveness with the SEC of a Registration Statement on Form S-3 or other applicable form for the disposition of the tainted shares as contemplated by Section 5.11, (e) the approval of this Agreement by the requisite vote of the shareholders of Purchaser and Target,
(f) requisite approvals under applicable blue sky laws, (g) the filing of the Articles of Merger with the Minnesota Secretary pursuant to the MBCA, and (h) such filings, authorizations or approvals as may be set forth in Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Purchaser, any of the Purchaser Subsidiaries or Acquisition for the consummation by Purchaser and Acquisition of the transactions contemplated by this Agreement, including the contribution of the stock of the Surviving Corporation by Purchaser to TCF Bank after the Effective Time of the Merger, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Purchaser.

     2.3 CAPITALIZATION. The authorized, issued and outstanding shares of capital stock of Purchaser as of the date hereof is correctly set forth on
Schedule 2.3. The issued and outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 2.3, there are as of the date hereof, no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Purchaser to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of Purchaser or the earnings or other attributes of Purchaser. Schedule 2.3 contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option or restricted stock agreements) or commitments. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote of the Purchaser are issued or outstanding except as set forth in Schedule 2.3.

     2.4 1934 ACT REPORTS. Prior to the execution of this Agreement, Purchaser has delivered or made available to Target complete and accurate copies of (a) Purchaser's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 (the "Purchaser 10-K Reports") as filed with the SEC, (b) all Purchaser proxy statements and annual reports to shareholders used in connection with meetings of Purchaser shareholders held since January 1, 1991 and (c) Purchaser's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Purchaser 10-Q Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1991, Purchaser has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act").

     2.5  FINANCIAL STATEMENTS.

     (a) The Purchaser financial statements (including any footnotes thereto) contained in the Purchaser 10-K Reports and the Purchaser 10-Q Reports have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and fairly present the consolidated financial position of Purchaser and the Purchaser Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

     (b) The books and records of Purchaser have been, and are being, maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all material transactions customarily reflected in such books and records in respect of the business, assets, liabilities and affairs of Purchaser on a consolidated basis.

     2.6 SUBSIDIARIES. Schedule 2.6 correctly sets forth the name and jurisdiction of incorporation of each corporation, fifty percent or more of the voting securities of which is owned directly or indirectly by Purchaser (each a "Purchaser Subsidiary" and collectively the "Purchaser Subsidiaries"). All of the issued and outstanding shares of capital stock of each Purchaser Subsidiary are owned directly or indirectly by Purchaser free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

     2.7 ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.12) with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited balance sheet included in the audited consolidated financial statements of Purchaser as at the end of its last fiscal year (the "Latest Purchaser Balance Sheet Date") for which Purchaser has filed Purchaser 10-K Reports or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except (a) Liabilities incurred since the Latest Purchaser Balance Sheet Date in the ordinary course of business, (b) as otherwise disclosed on Schedule 2.7, or (c) other Liabilities which, in aggregate, are not material.

     2.8 NO MATERIAL ADVERSE CHANGES. Since the end of the last fiscal year for which Purchaser has filed Purchaser 10-K Reports to the date hereof, there has been no event, occurrence or development in the business of Purchaser or the Purchaser Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser or adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

     2.9 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in Purchaser's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, in any Current Reports of Purchaser on Form 8-K filed prior to the date of this Agreement, or on Schedule 2.9 unless otherwise expressly contemplated or permitted by this Agreement, since September 30, 1996 to the date hereof, Purchaser has not:

     (a) issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, except (i) deposit and other bank obligations in the ordinary course of business, (ii) pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 2.3, or (iii) the grant to employees and directors of stock options and restricted stock under Purchaser's 1995 Incentive Stock Program and Director Stock Program (the "Purchaser Stock Plans") in the ordinary course of business;

     (b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of capital stock of Purchaser or any of the Purchaser Subsidiaries or other securities of Purchaser or any of the Purchaser Subsidiaries, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 2.3, or stock options issued in the ordinary course of business after the date hereof;

     (c) split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities, except (i) dividends paid in cash by the Purchaser Subsidiaries which are wholly owned by Purchaser to Purchaser or to another wholly owned Purchaser Subsidiary and (ii) the regular quarterly cash dividend of $.1875 for each share of Purchaser Common Stock;

     (d) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

     (e) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Purchaser on a consolidated basis, except in exchange for debt previously contracted, including real estate acquired through foreclosure or deed in lieu of foreclosure ("REO");

     (f) taken any other material action or entered into any material transaction other than in the ordinary course of business; or

     (g)  agreed to do any of the foregoing.

     2.10 LITIGATION. Except as set forth on Schedule 2.10, there are no actions, suits, proceedings, orders, audits or investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries or any employee benefit plan of Purchaser or any of the Purchaser's Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in which the adverse party or parties seeks or could be reasonably expected to receive recovery from Purchaser or any Purchaser Subsidiary, or their respective properties or assets, of an amount or value in excess of $350,000, or injunctive or other equitable relief.

     2.11 NO BROKERS OR FINDERS. Except as disclosed on Schedule 2.11, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Purchaser or any of the Purchaser Subsidiaries.

     2.12 COMPLIANCE WITH LAWS; PERMITS. Each of Purchaser and the Purchaser Subsidiaries has complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties or employee benefit plans of Purchaser or any of the Purchaser Subsidiaries and to which Purchaser or any of the Purchaser Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974 ("ERISA"), the HOLA (if applicable), the BHCA (if applicable), the National Bank Act (if applicable), the Federal Deposit Insurance Act (the "FDIA"), the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act and the Equal Credit Opportunity Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or adversely affect Purchaser's ability to consummate the transactions contemplated hereby; and, to the Knowledge (as defined herein) of Purchaser, no claims have been filed by any such governments or agencies against Purchaser or any of the Purchaser Subsidiaries alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies which would, individually or in the aggregate, have a Material Adverse Effect on Purchaser or adversely affect Purchaser's ability to consummate the transactions contemplated hereby. As used in this Agreement, the terms "Knowledge" of an entity or "Known" by an entity means the knowledge actually possessed by any director or executive officer of such entity after due inquiry as may be reasonably appropriate in the circumstances. Each of Purchaser and the Purchaser Subsidiaries holds all of the permits, license, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, except where failure to obtain such authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or adversely affect the ability of Purchaser to consummate the transactions contemplated hereby. Neither Purchaser nor any of the Purchaser Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory agreement letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of Purchaser or any Purchaser Subsidiary (individually, a "Bank

Regulator" and collectively, the "Bank Regulators"), which would have a Material Adverse Effect on Purchaser nor have any of Purchaser or any of the Purchaser Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking.

     2.13 PROSPECTUS/PROXY STATEMENT. At the time the Registration Statement (as defined in Section 5.9(a) hereof) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.9(a) hereof) is mailed to the shareholders of Target and Purchaser in order to obtain approvals referred to in Section 5.19 and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Purchaser (including the Purchaser Subsidiaries) and its shareholders, Purchaser Common Stock, this Agreement, the Articles of Merger, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder ("1933 Act") and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any written information or representations under this Agreement, including financial statements, of or provided by Target for such Prospectus/Proxy Statement.

     2.14 POOLING OF INTERESTS. Except as disclosed on Schedule 2.14, to the Knowledge of Purchaser, neither Purchaser nor any of the Purchaser Subsidiaries has taken or agreed to take any action, or omitted or agreed to omit to take any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

     2.15 VALIDITY OF PURCHASER COMMON STOCK. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     2.16 REPORTS AND FILINGS. Since January 1, 1991, each of the Purchaser and the Purchaser Subsidiaries have filed each report or other filing it was required to file with any Banking Regulator having jurisdiction over it (together with all exhibits thereto, the "Purchaser Regulatory Reports"), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on the Purchaser, or the ability of the Purchaser to consummate the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each of the Purchaser Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

     2.17 EMPLOYEE BENEFIT PLANS. Purchaser is not aware of any facts or circumstances with respect to any "Purchaser Employee Benefit Plan" that could reasonably be expected to have a Material Adverse Effect on Purchaser. For purposes of this Section 2.17, a Purchaser Employee Benefit Plan is any plan, policy, practice, arrangement or agreement providing for benefits, compensation (other than current cash compensation) or perquisites to any current or former employee or independent contractor, or the dependents or family members of any such current or former employee or independent contractor, with respect to which Purchaser, any Purchaser Subsidiary or any other person who under applicable law would, together with Purchaser, be deemed to be a single employer, could have any liability.

     2.18 DISCLOSURE. The representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact Known to Purchaser which has not been disclosed to Target pursuant to this Agreement, the Schedules hereto and the Purchaser 10-K Reports and the Purchaser 10-Q Reports, all taken together as a whole, which would have or would reasonably be expected to have a Material Adverse Effect on Purchaser or materially adversely affect the ability of Purchaser to consummate in a timely manner the transactions contemplated hereby.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Purchaser as follows:

     3.1 ORGANIZATION AND QUALIFICATION. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota and has the requisite corporate power to carry on its business as now conducted. The copies of the Charter and Bylaws of Target which have been made available to Purchaser prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Target is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Target.

     3.2 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. Target has the requisite corporate power and authority to enter into this Agreement and the Articles of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Articles of Merger by Target and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Target and, except for approval of this Agreement and the Merger by the requisite vote of Target's shareholders, no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and, assuming it is a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Target enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 3.2, Target is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which will not, in the aggregate, have a Material Adverse Effect on Target. Except for (a) the filings, notices, consents and approvals described in Section 2.2 hereof and (b) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Target for the consummation by Target of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, be materially adverse to Target on a consolidated basis or adversely affect the consummation of the transactions contemplated hereby.

     3.3 CAPITALIZATION. The authorized, issued and outstanding shares of capital stock of Target as of the date hereof is correctly set forth on
Schedule 3.3. The issued and outstanding shares of capital stock of each of Target are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 3.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Target to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of Target, or the earnings or other attributes of Target. Schedule 3.3 contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option or restricted stock agreements) or commitments.

     3.4 1934 ACT REPORTS AND REGULATORY REPORTS. Prior to the execution of this Agreement, Target has delivered or made available to Purchaser complete and accurate copies of (a) Target's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 (the "Target 10-K Reports") as filed with the SEC, (b) all Target proxy statements and annual reports to shareholders used in connection with meetings of Target shareholders held since January 1, 1993 and (c) Target's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Target 10-Q Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1993, Target has filed in a timely manner all reports that it was required to file with the SEC (the "Target Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the Target Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

     3.5  FINANCIAL STATEMENTS.

     (a) The Target financial statements (including any footnotes thereto) contained in the Target 10-K Reports and the Target 10-Q Reports have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and fairly present the consolidated financial position of Target as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

     (b) The books and records of Target have been, and are being, maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all material transactions customarily reflected in such books and records in respect of the business, assets, liabilities and affairs of Target.

     3.6 LEASES. Target has delivered to Purchaser (i) a true, correct and complete list of all leases, licenses or other agreements (each a "Lease" and collectively the "Leases") in effect on the date hereof under which Target as lessor or licensor affords another person the use of tangible or intangible property and (ii) the forms of the Leases used by Target. The Leases (i) were made for valuable consideration, (ii) constitute the valid obligations of parties thereto, (iii) are legally enforceable in all material respects according to their terms (except as enforceability may be affected by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditor's rights generally), (iv) comply with all legal requirements applicable to the provisions of the Leases in all material respects, and (v) constitute "net" leases and "full-payout" leases as those terms are defined in rules and regulations of the Office of the Comptroller of the Currency, except for Leases which, in aggregate, have a net asset value less than 1% of the Target's overall lease portfolio. Except as set forth in Schedule 3.6, each party to the Leases has performed its respective obligations under the Lease in all material respects. Schedule
3.6 sets forth, as of January 31, 1997, each Lease for which (A) the lessee's obligation to pay the "Monthly Lease Charge" (as such term is used in the schedules to the Leases) is more than thirty (30) days past due, (B) such past due amount exceeds $50,000, and (C) the remaining Monthly Lease Charges under such Lease exceed $250,000. Target represents and warrants that since the date it acquired the assets of Capital Business Leasing, Inc., all information provided to Colonial Pacific Leasing ("Colonial") or to any other purchaser of leases originated by Target ("Lease Purchasers"), whether in the term of lease applications submitted to Colonial and/or Lease Purchasers or otherwise, has been an accurate reflection of all material information available to Target as independently verified by Target according to Target's policies and procedures (which are included in Schedule 3.6), and that Target has complied in all material respects with all policies and procedures required by Colonial and/or Lease Purchasers pursuant to any of their respective manuals, or agreements with Target. Each Lease was originated by Target in the ordinary course of its business and contains customary remedies provisions intended to enable realization against the lessee and/or the tangible and intangible property leased which, in the aggregate, should be adequate for the practical realization of the intended benefits of such remedies, except for Leases of equipment having in the aggregate original equipment cost equal to or less than $500,000. No person has a participation in or other right to receive any remaining scheduled payments under any Lease, and Target has not taken any action to convey any right to any person that would result in such person having a right to any remaining scheduled payments received with respect to any Lease except for (i) assignments and security interests granted in connection with loans, the proceeds of which were used to finance or refinance the purchase of the property subject to the Lease, provided that such financings are scheduled to be paid in full from the scheduled payments under the Leases, and (ii) the arrangements disclosed in Schedule 3.6. Each Lease was originated or purchased by, or assigned to, Target without any fraud or intentional or reckless misrepresentation on the part of Target. Each lessee under each Lease had a location in the United States at the inception of the Lease, except for Leases which, in the aggregate, have a net asset value of less than 1% of the Target's overall lease portfolio. All material filings and other material actions required to be made, taken or performed by any person in any jurisdiction to give or evidence Target's ownership interest in the Leases and the tangible and intangible personal property subject to the Leases have been made, taken or performed, except with respect to leased equipment contained on a Lease schedule having an initial purchase price of $150,000 or less.

     3.7 SUBSIDIARIES. Target does not own or otherwise hold fifty percent or more of the voting securities of any corporation. Except as otherwise disclosed on Schedule 3.7, Target does not own any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except readily marketable securities owned by Target in the ordinary course of its business.

     3.8 ABSENCE OF UNDISCLOSED LIABILITIES. All of the Liabilities of Target are reflected, disclosed or reserved against in the audited balance sheet included in the audited consolidated financial statements of Target as at the end of its last fiscal year (the "Latest Target Balance Sheet Date") for which Target has filed Target Regulatory Reports or in the notes thereto, except (a) Liabilities incurred since the Latest Target Balance Sheet Date in the ordinary course of business, (b) as otherwise disclosed on Schedule 3.8 or (c) other Liabilities which, in the aggregate, are not material. As of September 30, 1996, except those leases or licenses entered into by Target in the ordinary course of business, there are no agreements or commitments binding Target to enter into a lease or license with any person for property having an aggregate value in the amount of $100,000 or more, except as set forth on Schedule 3.8.

     3.9 NO MATERIAL ADVERSE CHANGES. Since the end of the last fiscal year for which Target has filed Target 10-K Reports to the date hereof, there has been no event, occurrence or development in the business of Target that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Target or adversely affect the ability of Target to consummate the transactions contemplated hereby.

     3.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 or in any Current Reports of Target on Form 8-K filed prior to the date of this Agreement, or on Schedule 3.10, unless otherwise expressly contemplated or permitted by this Agreement, since September 30, 1996 to the date hereof, Target has not:

     (a) issued, sold or modified any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or granted any options or restricted stock grants, except the issuance of shares of Target Common Stock pursuant to the exercise of stock options identified on Schedule 3.3;

     (b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of capital stock of Target or other securities of Target, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 3.3;

     (c) split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities, except the regular quarterly cash dividend of $.05 per share on the Target Common Stock which has been declared to shareholders of record on March 14, 1997 and is payable on April 1, 1997;

     (d) borrowed any amount or incurred or became subject to any material liability, except liabilities (x) incurred in the ordinary course of business or (y) incurred under the contracts and commitments disclosed in Schedule 3.13;

     (e) discharged or satisfied any material lien or encumbrance on the properties or assets of Target or paid any material liability other than in the ordinary course of business;

     (f) leased, sold, assigned, transferred, mortgaged, pledged or subjected to any lien or other encumbrance any of its assets with an aggregate market value in excess of $100,000 except (i) in the ordinary course of business, (ii) liens and encumbrances for current property taxes not yet due and payable and (iii) liens and encumbrances which do not materially affect the value of or interfere with the current use or ability to convey, the property subject thereto or affected thereby;

     (g) canceled any material debts or claims or waived any rights of material value, except in the ordinary course of business or upon payment in full;

     (h) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on Target;

     (i) made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee with an annual salary in excess of $100,000 other than bonuses, compensation increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to Purchaser;

     (j) made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement except as set forth on Schedule 3.10(j);

     (k) made any single or group of related capital expenditures or commitment therefor in excess of $100,000 or entered into any lease or group of related leases as lessee with the same party which involves aggregate lease payments payable of more than $100,000 for any group of related leases in the aggregate except as set forth on Schedule 3.10(k);

     (l) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Target on a consolidated basis, except in exchange for debt previously contracted except as set forth on Schedule 3.10(l);

     (m) taken any other material action or entered into any material transaction other than in the ordinary course of business; or

     (n)  agreed to do any of the foregoing.

     3.11 PROPERTIES.

     (a) Target does not and has never owned title to any real property and has good and marketable title to all of the personal property, fixtures, furniture and equipment reflected on the consolidated balance sheet as of September 30, 1996 of Target included in the Target 10-Q Report for such quarterly period (the "Target Latest Balance Sheet") or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens on property which

Target leases or licenses to third parties which were incurred in the ordinary course of business, (ii) liens, encumbrances or security interests set forth on Schedule 3.11(a), (iii) utility and other easements, encumbrances and restrictions that do not interfere with the present use of the property for the business being conducted thereon, (iv) liens for current taxes and special assessments not delinquent, (v) leasehold estates with respect to multi-tenant buildings owned by Target, which leases are identified on Schedule 3.11(a), (vi) landlords' and statutory liens and (vii) property disposed of since the date of the Target Latest Balance Sheet in the ordinary course of business.

     (b) Schedule 3.11(b) contains complete and correct copies of (i) all leases relating to real property leased by Target, and (ii) each lease or license for personal property to which Target is a party as lessee or licensee and which (A) has a remaining term of one year or more and which involves annual payments of more than $50,000, has a term of less than one year and which involves remaining payments in excess of $100,000, or any group of leases or licenses with the same party which have remaining terms of one year or more and which involve annual payments of more than $50,000 in the aggregate or which have remaining terms of less than one year and which involve remaining payments in excess of $100,000 in the aggregate, (B) is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) was not entered into in the ordinary course of business. The leases and licenses contained in Schedule 3.11(b) are in full force and effect. Target (if a lessee under such lease or licensee under such license) has a valid and existing interest under each such lease or license for the term set forth therein. With respect to such leases and licenses, Target is not in default, nor, to the Knowledge of Target, are any of the other parties to any of such leases and licenses in default. To the Knowledge of Target, there has been no cancellation or material breach by any other party to any lease or license required to be disclosed in Schedule 3.11(b).

     (c) Except as set forth in Schedule 3.11(c), all of the real property and material personal property necessary for the conduct of the business of Target are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Target owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment sufficient for the conduct of its business as it is presently being conducted.

     (d) Except as set forth in Schedule 3.11(d), neither Target nor any of the real property leased by Target is, to the Knowledge of Target, in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including applicable environmental protection laws and regulations, which violations would, individually or in the aggregate, have a Material Adverse Effect on Target; and Target has not received any notice of any such violation which has not been remedied or cured, or of the existence of any condemnation proceeding with respect to any real properties owned or leased by Target. Except as set forth in Schedule 3.11(d), to the Knowledge of Target, no hazardous substances, hazardous wastes, pollutants or contaminants have been deposited or disposed of in, on or under any real properties currently leased by Target, except in compliance with applicable law. Except as set forth in Schedule 3.11(d), to the Knowledge of Target, the amount or level of asbestos or ureaformaldehyde materials which exist in or on any of Target's currently leased properties does not constitute a health hazard to individual occupants or users of such properties, and no electrical transformers or capacitors, other than those owned by public utility companies, located on such properties contain any PCBs, except to the extent not likely to constitute a health hazard to individual occupants or users of such properties. Except as set forth in Schedule 3.11(d), to the Knowledge of Target, no prior owners, occupants or operators of any real property currently leased by Target ever used such properties as a dump or gasoline service station, and no real property currently or within the last ten years prior to the date hereof leased by Target is or was located in or in proximity to any real properties Known by Target to be listed on the Comprehensive Environmental Response, Compensation and Liability Information System or on the National Priorities List.

     3.12 TAX MATTERS. Except as disclosed in Schedule 3.12, Target and all members of any consolidated, affiliated, combined or unitary group of which Target is a member have filed or will file all Tax and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date except for those returns (other than income tax returns) for which the failure to file would not result in any material penalty, fine or other consequence for Target, and have paid (or have accrued or reserved or will accrue or reserve, prior to the Effective Date, amounts for the payment of) all Taxes shown to be due on such returns and reports relating to the time periods covered thereby. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Target Latest Balance Sheet are sufficient for the payment of all unpaid Taxes of Target accrued for all periods ended on or prior to the date of the Target Latest Balance Sheet. Except as disclosed on Schedule 3.12, Target has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Target has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party in any material respect. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of Target or shall be reflected on the books of Target as an accrued Tax liability determined in a manner which is consistent with past practices. No Tax returns (with the exception of state sales tax returns) of Target have, during the past five (5) years, been audited by any governmental authority other than as disclosed on Schedule 3.12; and, except as set forth on
Schedule 3.12, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Target. Target has not made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim is pending or outstanding against Target with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Target was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each party hereto and its commonly controlled entities and all members of any consolidated, affiliated, combined or unitary group of which any of them is a member.

     3.13 CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 3.13, Target (i) is not a party to any collective bargaining agreement or contract with any labor union, (ii) is not a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person except oral or written offers of employment for employment "at will",
(iii) is not a party to any written or oral agreement or understanding to repurchase assets previously sold or leased (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement, (iv) is not a party as of the date hereof to any (A) except for contracts entered into in the ordinary course of its business, contract with a remaining term in excess of one year which is not terminable, without penalty, on 30 or fewer days notice at any time before or after the expiration of such one-year period for the purchase or sale of assets, products or services, under which the undelivered balance of such assets, products and services has a purchase price in excess of $100,000 for any individual contract or $100,000 in the aggregate for any group of contracts with the same party, (B) other contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K, of the SEC to be performed after the date of this Agreement, or (C) other material agreement or contract which was not entered into in the ordinary course of business and which is not disclosed on Schedules 3.11(a) or 3.11(b), or (v) does not have any commitment for a capital expenditure in excess of $100,000.

     3.14 LITIGATION. Except as set forth on Schedule 3.14, there are no actions, suits, proceedings, audits, orders or investigations (i) pending or, to the Knowledge of Target, threatened against Target or any employee benefit plan of Target, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in which the adverse party or parties seeks or could be reasonably expected to receive recovery from Target, or its respective properties or assets, of an unspecified amount, an amount or value in excess of $100,000, or injunctive or other equitable relief, or (ii) asserted by Target against any other party in which Target claims damages of more than $250,000 or injunctive or other equitable relief.

     3.15 NO BROKERS OR FINDERS. Except as disclosed on Schedule 3.15, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Target.

     3.16 EMPLOYEES. Except as set forth on Schedule 3.16, Target has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes.

     3.17 EMPLOYEE BENEFIT PLANS.

     (a) DEFINITIONS. For the purposes of this Agreement, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for severance payments, insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits) applicable to the employees of Target, to which Target contributes, or which Target has committed, prior to the date of this Agreement, to implement after the date of this Agreement for its employees. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with Target for which Target is or would be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of Target where there is no ownership affiliation between such customers and Target.

     (b)  Except as disclosed on Schedule 3.17:

          (i) FULL DISCLOSURE OF ALL PLANS. With respect to all employees and former employees of Target (and all dependents and beneficiaries of such employees and former employees) does not:

               (A) maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements;

               (B) maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

               (C) maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code)("Defined Benefit Plans");

               (D) maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA);

               (E)  maintain or contribute to any retiree medical program; and

               (F) maintain or are obligated under any severance policy or other severance arrangement for employees.

          (ii) FUNDING. With respect to the Plans, (A) all required contributions which are due have either been made or properly accrued and
     (B) Target is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

          (iii) PLAN DOCUMENTS. With respect to all Plans sponsored, maintained or administered by Target and all Plans to which Target is or may be obligated to contribute, Target has delivered to Purchaser true and complete copies of (A) the most recent determination letter, if any, received by Target from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and
     (D) copies of the current Plan documents, trust agreements, insurance contracts and summary plan descriptions (including summary of material modifications) with respect to each Plan.


          (iv) DEFINED BENEFIT PLANS. Neither Target nor any affiliate of Target maintains or has maintained any Defined Benefit Plans that would result, based upon a termination or otherwise, in any unfunded liability to Target or Purchaser under Title IV of ERISA as of the Effective Date.
     There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by Target. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by Target. No Defined Benefit Plan has been terminated that will result in a material liability by Target to the Pension Benefit Guaranty Corporation.

          (v) MULTIEMPLOYER PLANS. Target does not have any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

          (vi) FIDUCIARY BREACH; CLAIMS. Neither Target nor, to Target's Knowledge, any of its respective directors, officers, employees or other fiduciaries has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject Target, directly or indirectly, to any material liability under ERISA or any applicable law. There are no actions, suits or claims pending against Target relating to benefits other than routine, uncontested claims for benefits.

          (vii) PROHIBITED TRANSACTIONS. Neither Target nor, to Target's Knowledge, any of their respective officers, directors, employees, or any other fiduciaries of any Plan has incurred any material liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

          (viii) MATERIAL COMPLIANCE WITH LAW. All Plans have been consistently administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. Target has not incurred any material liability in connection with any failure to file timely any Tax information returns or reports or other required filings, disclosures and contributions with respect to all Plans. No condition exists that limits the right of Target to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA, the Code or other applicable law).

          (ix) VEBA FUNDING. No Plan is funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. To the extent applicable, the limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

          (x) RETIREMENT AND COBRA BENEFITS. Target does not have actual or potential material liability under current law for benefits after separation from employment other than (i) benefits under Plans listed on
     Schedule 3.17 or described in Section 3.17(b)(i) hereof, and (ii) health care continuation benefits described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

          (xi) COLLECTIVE BARGAINING. No Plan is maintained in whole or in part pursuant to collective bargaining.


          (xii) EMPLOYEE STATUS. As of the date of this Agreement, no employee of Target is absent due to (A) a disability that currently entitles the employee to current benefits under any long-term disability plan sponsored by Target or (B) to the Knowledge of the Target, military service leave of absence. Except as otherwise disclosed in other Sections of this Agreement or the Schedules thereto, all employees of Target are "at will" employees.

     3.18 INSURANCE. Schedule 3.18 contains each insurance policy maintained by Target with respect to its business, operations, properties and assets. All such insurance policies are in full force and effect, and Target is not in default with respect to its obligations under any of such insurance policies.

     3.19 RELATED PARTY TRANSACTIONS. Except as set forth on Schedule 3.19, neither Target nor any executive officer or director of Target, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such persons "controls" (within the meaning of Regulation O of the Federal Reserve Board ("FRB")), has any loan agreement, note or borrowing arrangement or any other agreement with Target (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Target.

     3.20 COMPLIANCE WITH LAWS; PERMITS. Target has complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of Target and to which Target may be subject, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Target or adversely affect Target's ability to consummate the transactions contemplated hereby; and, to the Knowledge of Target, no claims have been filed by any such governments or agencies against Target alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Target holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, except where failure to obtain such authorizations would not, individually or in the aggregate, have an Material Adverse Effect on Target or adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

     3.21 PROSPECTUS/PROXY STATEMENT. At the time the Prospectus/Proxy Statement is mailed to the shareholders of Purchaser and Target in order to obtain approvals referred to in Section 5.19 hereof and at all times subsequent to such mailing up to and including the times of such approvals, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information furnished to Purchaser by Target (as provided in Section 5.9(c) hereof) for inclusion in the Prospectus/Proxy Statement or consistent with information so furnished by Target and set forth therein relating to Target and its shareholders, this Agreement, the Plan of Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     3.22 POOLING OF INTERESTS. To the Knowledge of Target, Target has not taken or agreed to take any action, or omitted or agreed to omit to take any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

     3.23 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. There are no interest rate swaps, caps, floors and option agreements and any similar interest rate risk management agreements to which Target is a party or by which any of its properties or assets may be bound.

     3.24 STATE TAKEOVER LAWS. The Board of Directors of Target has approved the execution of this Agreement and authorized and approved the Merger prior to the execution by the Company of this Agreement in accordance with the
Section 302A.673 of the MBCA, so that such section will not apply to this Agreement, the transactions contemplated hereby or the

Stockholders Agreements. The Board of Directors of Target has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other antitakeover laws or regulations of any state.

     3.25 DISCLOSURE. The representations and warranties of Target contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact Known to Target which has not been disclosed to Purchaser pursuant to this Agreement, the Schedules hereto and the Target 10-K Reports and the Target 10-Q Reports, all taken together as a whole, which would have or would reasonably be expected to have a Material Adverse Effect on Target or materially adversely affect the ability of Target to consummate in a timely manner the transactions contemplated hereby.

                                  ARTICLE 4

                   CONDUCT OF BUSINESS PENDING THE MERGER

     4.1 CONDUCT OF BUSINESS BY TARGET. From the date of this Agreement to the Effective Date, unless Purchaser shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.1:

     (a) the business of Target shall be conducted only in, and Target shall not take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and with prudent leasing practices;

     (b)  Target shall not, directly or indirectly:

          (i) amend or propose to amend its Charter or Bylaws;

          (ii) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except pursuant to the exercise of the options set forth on Schedule 3.3 on the date of this Agreement;

          (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of Target or other securities of Target, except pursuant to the agreements, arrangements or commitments identified on Schedule 3.3;

          (iv) split, combine or reclassify any outstanding shares of capital stock of Target, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Target except the regular quarterly cash dividends of not more than $.05 per share which is, subject to declaration by its Board of Directors, to be payable to shareholders of record on or about June 15, 1997 and payable on or about July 1, 1997;

          (v) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business;

          (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of Target or pay any material liability, except in the ordinary course of business;

          (vii) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $100,000, except (A) in the ordinary course of business; (B) liens and encumbrances for current property taxes not yet due and payable and (C) liens and encumbrances which do not materially affect the value of, or interfere with the current use or ability to convey, the property subject thereto or affected thereby;

          (viii) cancel any material lease, debt or claims or waive any rights of material value, except in the ordinary course of business or upon payment in full;

          (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Target on a consolidated basis, except in exchange for debt previously contracted;

          (x) other than as set forth on Schedule 3.11 on the date of this Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $100,000 (other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain assets in good repair) or enter into any lease or group of leases as lessee with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of leases with the same party in the aggregate;

          (xi) other than as set forth on Schedule 3.11 on the date of this Agreement, commit to enter into any Lease or contemporaneously enter into a group of lease schedules with the same party or enter into any Lease or contemporaneously enter into a group of lease schedules with the same party which involves aggregate Monthly Lease Charges (as defined in such Lease or lease schedules) payable during the term of the Lease of more than $10,000,000 without prior consultation with Purchaser's Chief Financial Officer;

          (xii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the matters set forth in this Section 4.1(b) except in the ordinary course of business;

          (xiii) without prior consultation with Purchaser, purchase or otherwise acquire any investments, direct or indirect, in any derivative securities other than occasional overnight investments of excess cash; or

          (xiii) without prior consultation with Purchaser, enter into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

     (c) Target shall not, directly or indirectly, enter into, modify or terminate any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an annual salary over $100,000, other than (i) in the ordinary course and in a manner consistent with past practices or (ii) as contemplated by this Agreement, and shall promptly notify Purchaser of any termination or resignation of any officer or key employee;

     (d) Target shall not adopt or amend any profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law or shall grant any stock option except as set forth in Schedule 3.10(j);

     (e) Target shall use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

     (f) Target shall not enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is required to be set forth on Schedule 3.14 or to which Target becomes a party after the date of this Agreement which is required to be disclosed in an updated Schedule 3.14, without prior consultation with Purchaser's General Counsel;

     (g) Target shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of Target and to keep available the services of its officers and employees as a group and preserve intact material agreements, and Target shall establish a committee of senior management personnel which will confer on a regular and frequent basis with a committee of senior management personnel of Purchaser, as reasonably requested by Purchaser, to report on operational matters and the general status of ongoing operations and to plan for the operations of the Surviving Corporation upon consummation of the Merger;

     (h) Target shall not take any significant action with respect to any of the Leases inconsistent with past practices or then current prudent practices, materially alter its leasing portfolio or, without prior consultation with Purchaser, voluntarily take any action that will have or can reasonably be expected to have a Material Adverse Effect on leases or licenses of Target;

     (i) with respect to real properties leased by Target and any material personal property leased or licensed by Target for its use, Target shall not renew, exercise an option to extend, cancel or surrender any such lease or license nor allow any such lease or license to lapse, without prior consultation with Purchaser; and

     (j) Target shall not agree to any action prohibited by any of the foregoing;

provided, however, that in the event Target would be prohibited from taking any action by reason of this Section 4.1 without the prior written consent of Purchaser, such action may nevertheless be taken if Target is expressly required to do so by law and Target promptly informs Purchaser of such action. For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

     4.2 CONDUCT OF BUSINESS BY PURCHASER. From the date of this Agreement to the Effective Date, unless Target shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.2:

     (a) Purchaser shall not issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (i) pursuant to the exercise of the options or warrants or the conversion of convertible securities set forth on Schedule
2.3 and pursuant to the exercise of options granted under clause (iii) below,
(ii) issuances of Purchaser Common Stock to satisfy the employer matching obligations under the Purchaser's 401-K Plan for the participants in such plan who elect to invest in Purchaser common Stock, (iii) grants of options and restricted stock under the Purchaser Stock Plans in the ordinary course of business, (iv) pursuant to Purchaser's dividend reinvestment plan, or (v) issuance of shares of Purchaser common Stock to satisfy the "tainted shares" requirement to have the Merger treated as a pooling of interests for accounting purposes;

     (b) Purchaser shall not redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of Purchaser or other securities of Purchaser, except pursuant to the agreements, arrangements or commitments identified on Schedule 2.3 and any redemption of redeemable debt, including but not limited to Purchaser's outstanding convertible debentures;

     (c) Purchaser shall not split, combine or reclassify any outstanding shares of capital stock of Purchaser or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Purchaser except the regular quarterly cash dividends of not more than $.32 per share;

     (d) Purchaser shall not borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business or borrowings to redeem outstanding debentures;

     (e) Neither Purchaser nor any Purchaser Subsidiary shall amend its Charter or Bylaws in a manner which would adversely affect in any manner the terms of the Purchaser Common Stock, or the ability of Purchaser to consummate the transactions contemplated hereby in a timely manner;

     (f) Neither Purchaser nor any Purchaser Subsidiary shall make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate would adversely affect the ability of Purchaser or Acquisition to consummate the transactions contemplated hereby in a timely manner; or

     (g)  Purchaser shall not agree to do any of the foregoing.


                                    ARTICLE 5

                       ADDITIONAL COVENANTS AND AGREEMENTS

     5.1 FILINGS AND APPROVALS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications or other documents required to comply with applicable laws and regulatory requirements in connection with the Merger contemplated by this Agreement, and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in making such filings and taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.2 CERTAIN LEASE AND RELATED MATTERS. Target will furnish to Purchaser a complete and accurate list on the date hereof as of the most recent date the reports referred to below have been prepared and, within fifteen (15) business days after the end of its reporting cycle (which shall be no less frequently than monthly), of (a) all of Target's periodic internal account receivable aging reports prepared during such reporting period (which reports will be prepared in a manner consistent with past practice), (b) any Leases for which (i) the lessee is in any bankruptcy or receivership proceeding, or (ii) the lessee's obligation to pay Monthly Lease Charges in an amount in excess of $50,000 is more than thirty (30) days past due and the aggregate remaining Monthly Lease Charges due from such lessee under such lessee's Lease exceeds $250,000, and (c) a list of all Leases entered into by Target as lessee or licensee during the reporting period. The representations set forth in Section 3.6 shall also apply to any Leases entered into by Target.

     5.3 MONTHLY FINANCIAL STATEMENTS. Target shall furnish Purchaser with Target's balance sheet as of the end of each calendar month after January, 1997 and the related statements of income, within fifteen (15) business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with current practice and shall fairly present the financial positions of Target as of the dates thereof and the results of operations of Target for the periods then ended.

     5.4 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, Purchaser and Target shall each pay one-half of all filing fees in connection with the HSR filings for the transactions contemplated by this Agreement.

     5.5 NO NEGOTIATIONS, ETC. Target will not, and will use its best efforts to cause the Target's officers, directors, employees, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, Target or other similar transaction or business combination involving Target (the "Acquisition Proposal") or, unless the Board of Directors of Target shall have determined, after consultation with Target's counsel, that there is a reasonable likelihood that the Board of Directors of Target has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than Purchaser and its representatives to have any access to the facilities of, or furnish to any person other than Purchaser and its representatives any non-public information with respect to, Target in connection with or in furtherance of any of the foregoing. Target shall promptly notify Purchaser if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide Purchaser with such information regarding such proposal, offer, inquiry or contact as Purchaser may request.

     5.6  NOTIFICATION OF CERTAIN MATTERS.

     (a) Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

     (b) From time to time prior to the Effective Time, each party shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Schedule to the other party pursuant hereto with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to a party's representations and warranties contained in an updated Schedule shall be deemed to have modified the representations and warranties of the disclosing party, and no such supplement or amendment, or the information contained in an updated Schedule, shall constitute a breach of a representation or warranty of the disclosing party; provided that no such supplement or amendment may cure any breach of a covenant or agreement of any party under Articles 4 or 5. Within 20 days after receipt of such supplement or amendment (or if cure is promptly commenced by the disclosing party, but is not effected within the Cure Period (as defined below)), the receiving party may exercise its right to terminate this Agreement pursuant to Section 7.1(i) hereof if the information in such supplement or amendment together with the information in any or all of the supplements or amendments previously provided by the disclosing party indicate that the disclosing party has suffered or is reasonably likely to suffer a Material Adverse Effect which either has not or cannot be cured within 30 days after disclosure to the receiving party (the "Cure Period").

     5.7  ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) Target shall permit Purchaser full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to Purchaser and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Purchaser all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Target, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, Bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to real or personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets or business activities in which Purchaser may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of Target; provided, however, that the foregoing rights granted to Purchaser shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of Target set forth herein. In addition, Target shall instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such Purchaser representatives, as arranged through the committee described in
Section 4.1(g) hereof, at reasonable hours and with reasonable notice by Purchaser to such individuals, and to cooperate fully with Purchaser in planning for the integration of the business of Target with the business of Purchaser and the Purchaser Subsidiaries.

     (b) Purchaser shall, and shall cause each of the Purchaser Subsidiaries to, provide to Target, its officers, employees and representatives the same rights being granted by Target to Purchaser pursuant to Section 5.7(a); provided, however, that the foregoing rights granted to Target shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of Purchaser set forth herein. In addition, Purchaser shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of Target at reasonable hours and with reasonable notice by Target to such individuals.

     (c) All information furnished by Target or Purchaser pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law or by governmental or regulatory authority.

     5.8  FILING OF TAX RETURNS AND ADJUSTMENTS.

     (a) Target shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that Target shall not file any Tax returns, or other returns, elections or information statements with respect to any material liabilities for Taxes (other than federal, state or local sales, use, personal property, withholding or employment tax returns or statements), or consent to any material adjustment or otherwise compromise or settle any material matters with respect to Taxes, without prior consultation with Purchaser; provided, further, that Target shall not make any election or take any other discretionary position with respect to any material amount of Taxes, in a manner inconsistent with past practices, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by Purchaser results in additional Taxes owing for any Tax period ending on or before the Effective Date, the liability for such additional
Taxes shall not constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Target shall provide Purchaser with a copy of appropriate workpapers, schedules, drafts and final copies of each material federal and state income Tax return or election of Target (including returns of all Plans) as soon as practicable before filing such return or election and the parties shall reasonably cooperate with each other in connection therewith.

     (b) Purchaser, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of Target due after the Effective Date. After the Effective Date, Purchaser, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of Target for all Tax periods.

     5.9  REGISTRATION STATEMENT.

     (a) For the purpose (i) of holding meetings of shareholders of Purchaser and Target to approve this Agreement and (ii) of registering with the SEC and with applicable state securities authorities the Purchaser Common Stock to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/joint proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/joint proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

     (b) Purchaser shall furnish such information concerning Purchaser and the Purchaser Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Purchaser, the Purchaser Subsidiaries and Purchaser Common Stock, to be prepared in accordance with
Section 5.9(a). Purchaser agrees promptly to advise Target if at any time prior to the Purchaser or Target shareholders' meetings any information provided by Purchaser in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to share with Target the information needed to correct such inaccuracy or omission.

     (c) Target shall furnish Purchaser with such information concerning Target as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Target, and the Target securities, to be prepared in accordance with Section 5.9(a). Purchaser agrees to provide the Target with reasonable opportunity to review and comment on the Prospectus/Proxy Statement. Target agrees promptly to advise Purchaser if at any time prior to the Purchaser or Target shareholders' meetings any information provided by Target in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Purchaser with the information needed to correct such inaccuracy or omission.

     (d) Purchaser shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Purchaser shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. Target authorizes Purchaser to utilize in the Registration Statement the information concerning Target and Target securities provided to Purchaser for the purpose of inclusion in the Prospectus/Proxy Statement. Purchaser shall advise Target promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Purchaser shall furnish Target with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act prior to using or disseminating such prospectus.

     (e) Purchaser shall use reasonable efforts to cause to be delivered to Target a letter relating to the Registration Statement from KPMG Peat Marwick LLP, Purchaser's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (f) Target shall use reasonable efforts to cause to be delivered to Purchaser a letter relating to the Registration Statement from KPMG Peat Marwick LLP, Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (g) Purchaser shall bear (i) the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the Purchaser securities to be issued in connection with the transactions contemplated by this Agreement under state blue sky laws to the extent necessary and (ii) all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to Purchaser shareholders. Target shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy

Statement to Target shareholders. Purchaser and Target shall each bear their own legal and accounting expenses in connection with the Registration Statement.

     (h) Purchaser shall use reasonable efforts to cause to be issued the letter regarding pooling of interests accounting treatment for the Merger from KPMG Peat Marwick LLP, Purchaser's independent auditors if required by the SEC.

     (i) Target shall use reasonable efforts to cause to be issued the letter regarding pooling of interests accounting treatment for the Merger from KPMG Peat Marwick LLP, Target's independent auditors if required by the SEC.

     5.10 AFFILIATE LETTERS. Target shall obtain and deliver to Purchaser as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit C hereto from each executive officer and director of Target and each shareholder of Target who may reasonably be deemed an "affiliate" of Target within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit C from any person who becomes an executive officer or director of Target or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status. Purchaser shall use its best reasonable efforts to obtain and deliver to Target as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit D hereto from each executive officer and director of Purchaser and each shareholder of Purchaser who may reasonably be deemed an "affiliate" of Purchaser within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger. Purchaser may place appropriate legends on the stock certificates, warrant certificates and convertible debentures of affiliates of Target and Purchaser and shall obtain and deliver to Target a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of Purchaser or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status.

     5.11 DISPOSITION OF TAINTED SHARES. Due to the share repurchase program by Purchaser and the extent to which there are Dissenting Shares in connection with the Merger, Purchaser may be required to dispose of these so-called "tainted" shares prior to the Effective Time in order for the Merger to qualify as a pooling of interests. Subject to confirmation by Target that all of the conditions precedent under Article VI to consummate the Merger have been satisfied, Purchaser agrees to use all reasonable efforts to dispose of such shares before the Effective Date, including the filing of a Form S-3 registration statement with the SEC to register the sale of such shares of Purchaser Common Stock (the "S-3 Registration Statement") as set forth in Schedule 5.11.

     5.12 EMPLOYEE BENEFIT PLANS. Subject to the following agreements, from and after the Effective Date Purchaser shall have the right to continue, amend or terminate any of the Plans (as defined in Section 3.17 hereof) in accordance with the terms thereof and subject to any limitation arising under applicable law. It is the parties' current intention that Target will retain its employee plans in effect for the benefit of employees of Target and Target's Subsidiaries subject to any changes which are deemed necessary or desirable in order for the employee plans of Target and Purchaser to remain qualified under applicable provisions of the Internal Revenue Code. However, nothing in this statement of current intentions or in this Agreement shall be deemed to confer any rights to persons who are not parties to this Agreement (such as, but not limited to, employees, former employees or independent contractors of Target or Purchaser) to continuation of their current benefit plans or to any particular forms or types of benefits. Target, subject to the provisions of Section 4.1, and Purchaser each reserve full authority to amend, terminate, discontinue or otherwise revise their employee plans and/or to adopt new plans from time to time subject solely to the discretion of their respective boards of directors.

     5.13 POOLING OF INTERESTS; TAX TREATMENT. Target shall not and neither Purchaser nor any of the Purchaser Subsidiaries shall voluntarily take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free to the shareholders of Target pursuant to Section 368(a) of the Code. Target and Purchaser shall each take all reasonable actions within its control for the Merger to qualify as a "pooling of interests" for accounting purposes.

     5.14 PRESS RELEASES. Purchaser and Target shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

     5.15 INDEMNIFICATION AND INSURANCE.

     (a) From and after the Effective Date, Purchaser shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director, employee or agent of Target (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Purchaser, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of Target if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the fullest extent permitted by Purchaser's Charter and Bylaws and applicable Delaware law. Any Indemnified Party wishing to claim indemnification under this Section 5.15(a), upon learning of any Claim, shall notify Purchaser (but the failure so to notify Purchaser shall not relieve it from any liability which Purchaser may have under this Section 5.15(a) except to the extent such failure prejudices Purchaser) and shall deliver to Purchaser any undertaking required by Delaware law. The obligations of Purchaser described in this Section 5.15(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 5.15(a) shall be deemed to modify applicable Delaware law regarding indemnification of former officers and directors. The foregoing indemnification shall not apply to any actions, suits proceedings, orders or investigations which at the date hereof are pending or, to the Knowledge of Target or its directors, threatened unless disclosed on Schedule 5.15(a).

     (b) From and after the Effective Date, the directors, officers and employees of Target who become directors, officers or employees of Purchaser, the Surviving Corporation or any other of the Purchaser Subsidiaries, shall also have indemnification rights with prospective application. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Purchaser are entitled under the provisions of the Charter, Bylaws or similar governing documents of Purchaser, the Surviving Corporation and the other Purchaser Subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

     (c) Purchaser shall cause the Surviving Corporation and any successor thereto to maintain directors and officers liability insurance comparable to that being maintained by Purchaser on the date hereof, or continue the existing insurance being maintained by Target, for the benefit of the current and former directors and officers of Target for a period of three years after the Effective Time, which insurance shall provide coverage for acts and omissions occurring on or prior to the Effective Date; provided, further, that officers and directors of Target may be required to make application and provide customary representations and warranties to Purchaser's or the Surviving Corporation's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by Target.

     (d) The contractual obligations of Purchaser provided under Sections 5.15(a) through 5.15(c) hereof are intended to benefit, and be enforceable against Purchaser directly by, the Indemnified Parties, and shall be binding on all respective successors of Purchaser.

     5.16 PURCHASER SEC REPORTS. Purchaser shall continue to file all reports with the SEC necessary to permit the shareholders of Target who are "affiliates" of Target (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the Purchaser Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933

Act if they would otherwise be so permitted. After the Effective Date, Purchaser will file with the SEC such reports and other materials required to be filed by Purchaser under the federal securities laws on a timely basis.

     5.17 SECURITIES REPORTS. Each of Purchaser and Target agree to provide to the other party copies of all reports and other documents filed under the 1933 Act or 1934 Act with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

     5.18 STOCK EXCHANGE LISTING. Purchaser shall use its best efforts to list on the NYSE, subject to official notice of issuance, the shares of Purchaser Common Stock to be issued in the Merger.

     5.19 SHAREHOLDER APPROVALS. Each of Purchaser and Target shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with the other party. The Board of Directors of each of Purchaser and Target shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain approvals from its shareholders. Provided, however, the Board of Directors of Target may fail to make the recommendation, and/or to seek to obtain the shareholder approval, referred to in the immediately preceding sentence, or withdraw, modify or change any such recommendation, if such Board of Directors determines, after consultation with counsel to Target, that the making of such recommendation, the seeking to obtain such shareholder approval, or the failure to so withdraw, modify or change its recommendation, is reasonably likely to constitute a breach of the fiduciary or legal obligations of Target's Board of Directors.

     5.20 PUBLICATION OF COMBINED FINANCIAL RESULTS. Purchaser shall use reasonable efforts to publish as soon as practicable, and shall publish no later than 30 days, after the end of its first fiscal quarter which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

     5.21 EMPLOYMENT AGREEMENT AMENDMENTS. On the Effective Date and prior to the Effective Time, Target shall deliver to Purchaser the Employment Agreement Amendments signed by the persons listed in Schedule 1.9(e), which agreements shall be effective at the Effective Time, and, on the Effective Date, and promptly after the Effective Time, Purchaser shall cause the Surviving Corporation to execute such agreements and deliver one fully executed copy to the other respective party to each such agreement.

     5.22 FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any governmental or regulatory authority or third party or which would otherwise prevent or materially delay completion of the Merger.

     5.23 REGISTRATION RELATING TO TARGET OPTIONS. Purchaser shall register the shares of Purchaser Common Stock issuable upon exercise of the Target Options after the Effective Time in either the Registration Statement or in a registration statement on Form S-8 and maintain the effectiveness of either such registration statement as may be necessary to permit, beginning promptly after the Effective Time, resales of the shares of Purchaser Common Stock issued upon exercise of the Target Options, and shall cause such shares, when issued, to be listed on the NYSE.

     5.24 TARGET DEBT. Target (a) acknowledges that it is aware that Purchaser may determine to solicit, or request Target to solicit, consents to amend certain covenants contained in the indenture relating to Target's outstanding 9.50% senior notes due 2003 (the "Senior Notes") (the "Solicitation") and (b) agrees (i) that, if Purchaser determines to so commence the Solicitation, Purchaser and Target will cooperate in good faith with each other in connection with the Solicitation (including the possibility that Purchaser may determine to act as co-obligor or guarantor of the Senior Notes or to provide any other reasonable incentives that may be needed to successfully complete the Solicitation), and (ii) that, if Purchaser so requests, Target will commence and make the Solicitation, upon terms and conditions as advised by, and with the good faith cooperation of, Purchaser (it being understood, however, that the prior occurrence of the Closing will be a condition to the closing of the execution of any supplemental indenture). All expenses and fees of such Solicitation (including the expenses and fees of any investment banker and any registration statement determined by Purchaser to be necessary) shall be paid by Purchaser.

                                    ARTICLE 6

                                   CONDITIONS

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

     (a) REGULATORY APPROVAL. Regulatory approval for the consummation of the transactions contemplated hereby, including the contribution of the stock of the Surviving Corporation by Purchaser to TCF Bank after the Effective Time of the Merger, shall have been obtained from any governmental authority from which approval is required and all applicable statutory or regulatory waiting periods shall have lapsed. No Bank Regulator or any other regulating authority shall have objected to the transactions contemplated by this Agreement or the contribution by Purchaser of the stock of the Surviving Corporation after the Effective Time to any of Purchaser's Subsidiaries.

     (b) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (c) NO PROHIBITIVE CHANGE OF LAW. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (d) REGISTRATION STATEMENTS. The Registration Statement and the S-3 Registration Statement, if any, required pursuant to Section 5.11 shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of Purchaser securities in the Merger pursuant to this Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of the securities commission in such state. Purchaser shall have completed the sale of the shares of Purchaser Common Stock, if any, required to be sold under the S-3 Registration Statement to permit the Merger to be accounted for as a pooling of interests.

     (e) FEDERAL TAX OPINION. A tax opinion addressed to both Purchaser and Target by KPMG Peat Marwick LLP or such counsel or other independent certified accountants mutually acceptable to Purchaser and Target shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

          (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

          (ii) No gain or loss will be recognized by any Target shareholder (except in connection with the receipt of cash in lieu of fractional shares) upon the exchange of Target Common Stock for Purchaser Common Stock in the Merger;

          (iii) The basis of the Purchaser Common Stock received by a Target shareholder who exchanges Target Common Stock for Purchaser Common Stock will be the same as the basis of the Target Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Purchaser Common Stock);

          (iv) The holding period of Purchaser Common Stock received by a Target shareholder receiving Purchaser common Stock will include the period during which the Target Common Stock surrendered in exchange thereof was held (provided that the Target

     Common Stock of such target shareholder was held as a capital asset at the Effective Time);

          (v) Cash received by a Target shareholder in lieu of a fractional share interest of Purchaser common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Purchaser Common Stock which he would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Target Common Stock was a capital asset in his hands at the Effective
     Time).

          (vi) No income, gain or loss shall be recognized upon the contribution of the Surviving Corporation stock to TCF Bank pursuant to Section 368(a)(2)(C) of the Code.

     Such opinion shall be delivered on and dated as of the Effective Date and on and as of such earlier date as may be required by the SEC in connection with the Registration Statement.

     (f) The Purchaser Common Stock to be issued to holders of Target Common Stock shall have been approved for listing on the NYSE subject to official notice of issuance.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATION OF TARGET. The obligation of Target to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

     (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of Purchaser set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as updated pursuant to Section 5.6(b) if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Purchaser. Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

     (b) OFFICERS' CERTIFICATE OF PURCHASER. Purchaser shall have furnished to Target a certificate of the Chief Executive Officer or the President and the Chief Financial Officer of Purchaser, dated as of the Effective Date, in which such officers shall certify to their best Knowledge that they have no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

     (c) PURCHASER'S SECRETARY'S CERTIFICATE. Purchaser shall have furnished to Target (i) copies of the text of the resolutions by which the corporate action on the part of Purchaser and Acquisition necessary to approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Purchaser by its corporate secretary or one of its assistant corporate secretaries certifying to Target that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of each of Purchaser and Acquisition by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Purchaser or Acquisition executing this Agreement, the Plan of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Purchaser or Acquisition, as the case may be.

     (d) OPINION OF COUNSEL TO PURCHASER. Target shall have received an opinion letter dated as of the Effective Date addressed to Target from Gregory J. Pulles, Esq., General Counsel and Secretary of Purchaser, based on customary reliance and subject to customary qualifications to the effect that:

          (i) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

          (ii) Purchaser has the corporate power to consummate the transactions on its part contemplated by this Agreement. Purchaser has taken all requisite corporate action to authorize this Agreement, and the Merger and Acquisition has taken all requisite corporate action to authorize the Merger and the Articles of Merger. This Agreement has been duly executed and delivered by Purchaser and the Articles of Merger have been duly executed by Acquisition and, assuming they are the valid and binding obligation of Target, constitute the valid and binding obligations of Purchaser and Acquisition to which it is a party enforceable in accordance with their terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

          (iii) The execution and delivery of this Agreement by Purchaser and the Articles of Merger by Acquisition and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under their respective Charter or Bylaws or, to his knowledge, (A) any material agreement, arrangement or understanding to which Purchaser or Acquisition is a party, (B) any material license, franchise or permit affecting Purchaser or Acquisition, or (C) any law, regulation, order, judgment or decree applicable to Purchaser or Acquisition.

          (iv) No authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by Purchaser or Acquisition of the transactions contemplated hereby which has not been obtained or made.

          (v) The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     (e) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of Target capital stock required for such approval under the provisions of Target's Charter and Bylaws and the MBCA.

     (f) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, Purchaser has not suffered or experienced a Material Adverse Effect, except this subsection shall not apply to matters properly disclosed to Target by Purchaser in a supplement or amendment delivered by Purchaser pursuant to
Section 5.6(b) for which Target has a specific right of termination under
Section 7.1(i) hereof.

     (g) FAIRNESS OPINION. Within five days prior to mailing the Prospectus/Proxy Statement to the shareholders of Target, Target shall have received a written opinion in a form reasonably acceptable to Target from Dain Bosworth Incorporated (or another investment banking firm reasonably acceptable to Target) to the effect that the consideration to be delivered in the Merger is fair from a financial point of view to the holders of Target Common Stock.

     (h) AFFILIATE LETTERS. Target shall have received the letters referred to in Section 5.10 from all executive officers and directors of Purchaser and all shareholders who are affiliates of Purchaser.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

     (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of Target in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as updated pursuant to Section 5.6(b) as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Target; and Target shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

     (b) OFFICERS' CERTIFICATE OF TARGET. Target shall have furnished to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of Target, dated as of the Effective Date, in which such officers shall certify to their best Knowledge that they have no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

     (c) TARGET SECRETARY'S CERTIFICATE. Target shall have furnished to Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of Target necessary to approve this Agreement the Plan of Merger and the transactions contemplated hereby and thereby were taken, (ii) certificates dated as of the Effective Date executed on behalf of Target by its corporate secretary or one of its assistant corporate secretaries certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of Target by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer executing this Agreement, the Plan of Merger or any other agreement, certificate or other instrument executed pursuant hereto.

     (d) OPINION OF COUNSEL TO TARGET. Purchaser shall have received an opinion letter dated as of the Effective Date addressed to Purchaser from Oppenheimer Wolff & Donnelly, counsel to Target, based on customary reliance (including reliance on in-house and/or local counsel as to matters other than federal law) and subject to customary qualifications, to the effect that:

          (i) Target is a Minnesota corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota.

          (ii) Target has the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted.

          (iii) The execution and delivery of this Agreement and the Plan of Merger by Target and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of Target or, to the best of such counsel's knowledge, (A) any material agreement, arrangement or understanding to which Target is a party, (B) any material license, franchise or permit affecting Target, or (C) any material law, regulation, order, judgment or decree applicable to Target.


          (iv) The authorized capital of Target consists of (A) 15,000,000 shares of Target Common Stock of which 8,600,300 shares are duly issued and outstanding and 439,500 shares are reserved for issuance upon exercise of the Target Options, and (B) 2,000,000 shares of preferred stock, $.01 par
     value, of which no shares are duly issued and outstanding.   To the best of
     such counsel's knowledge, no holder of the capital stock of Target is entitled to any preemptive or other similar rights with respect to the capital stock of Target.

          (v) All of the issued and outstanding shares of Target are duly authorized, validly issued, fully paid and nonassessable.

          (vi) Except as set forth in Schedule 3.14 or updated Schedules 3.14, to the Knowledge of such counsel, there are no actions, suits, proceedings, orders or investigations pending or threatened against Target, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality which may have a Material Adverse Effect on Target.

          (vii) Target has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Articles of Merger. Target has duly taken all requisite corporate action to authorize this Agreement and the Plan of Merger, and this Agreement and the Articles of Merger have been duly executed and delivered by Target and, assuming they are the valid and binding obligations of Purchaser and Acquisition, constitute the valid and binding obligations of Target enforceable in accordance with their terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

          (viii) No authorization, consent or approval of, or filing with any public body, court or public authority by Target, is necessary for the consummation by Target of the transactions contemplated hereby which has not been obtained or made.

     (e) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of holders of the percentage of Purchaser capital stock required for such approval under the Charter and Bylaws of Purchaser, the Delaware General Corporation Law and the rules of the NYSE.

     (f) AFFILIATE LETTERS. Purchaser shall have received the letters referred to in Section 5.10 from all executive officers and directors of Target and all shareholders who are affiliates of Target.

     (g) POOLING OF INTERESTS ACCOUNTING. No event shall have occurred which, in the reasonable opinion of Purchaser and concurred in by KMPG Peat Marwick LLP, would prevent the Merger from being accounted for as a pooling of interests, and Purchaser shall have received from KPMG Peat Marwick LLP opinions that the Merger shall qualify as a pooling of interests for accounting purposes.

     (h) ADVERSE PROCEEDINGS. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby,
(ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of Target or of Purchaser or any of Purchaser Subsidiaries, or to compel Purchaser or any of the Purchaser Subsidiaries or Target to dispose of all or a material portion of the business or assets of Purchaser or any of the Purchaser
Subsidiaries or of Target, as a result of the transactions contemplated hereby, or (iii) seeking to require direct or indirect divestiture by Purchaser of any material portion of its business or assets or of Target's business or assets.

     (i) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.3(h).

     (j) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, Target shall not have suffered or experienced a Material Adverse Effect, except this subsection shall not apply to matters properly disclosed to Purchaser by Target in a supplement or amendment delivered by Target pursuant to Section 5.6(b) for which Purchaser has a specific right of termination under Section 7.1(i) hereof.

     (k) FAIRNESS OPINION. Within five days prior to mailing the Prospectus/Proxy Statement to the shareholders of Purchaser, Purchaser shall have received a written opinion in a form reasonably acceptable to Purchaser from Piper Jaffray, Inc. (or another investment banking firm reasonably acceptable to Purchaser) to the effect that the Merger is fair from a financial point of view to the holders of Purchaser Common Stock.

     (l) ANCILLARY AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, certain directors of Target shall have executed and delivered to Purchaser the Stockholder Agreement. On the Effective Date, the Employment Agreement Amendments shall have been executed by the respective parties thereto other than the Surviving Corporation and shall have been delivered to Purchaser as provided in Section 5.22 hereof.

     (m) DISSENTING SHARES. The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Target Common Stock on the Effective Date.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

     7.1  TERMINATION.  This Agreement may be terminated prior to the Effective
Date:

     (a) by mutual consent of Purchaser and Target, if the board of directors of each so determines by vote of a majority of the members of its entire board;

     (b) by either Purchaser or Target, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

     (c) by either Purchaser or Target, if this Agreement is not duly approved by the shareholders of each of Target and Purchaser, in each case at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

     (d) by either Purchaser or Target if the Effective Date is not on or before August 1, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

     (e) (i) by Target if the average of the daily closing sales prices of Purchaser Common Stock (the "Average Purchaser Stock Price") as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as mutually agreed by Purchaser and Target) for the 30 consecutive full trading days ending on the third business day immediately prior to either (x) the last date (as originally scheduled in the notices mailed to the shareholders of the parties, and without giving effect to any adjournments or postponements) of the meetings of shareholders to obtain the shareholder approvals referred to in Section 5.20 hereof or (y) the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory or regulatory waiting periods in respect thereof have expired, whichever date is closest to the Effective Date (the "Determination Date"), is less than $42.30 per share, or (ii) by TCF if the Average Purchaser Stock Price is more than $51.70 per share;

     (f) by Target if (i) any corporation, partnership, person, other entity or group, as defined in the 1934 Act (other than Purchaser or any affiliate of Purchaser) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer for all outstanding shares of Target Common Stock or any Person shall have made a bona fide written offer involving a merger or consolidation of Target or the acquisition of all or substantially all of its assets or capital stock, (ii) Target's Board of Directors shall determine, in its good faith judgment, after consultation with Target's independent financial advisors, that such offer is more favorable to the Target's shareholders when compared to the Merger, and (iii) Target's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary or legal duties; provided, however, that Target may not terminate the Agreement pursuant to this Section 7.1(f) until the expiration of five business days after written notice of any such offer or proposal referenced in this Section 7.1(f) has been delivered to Purchaser, together with a summary of the terms of any such offer or proposal;

     (g) by Purchaser if, after the date hereof, any Person shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer or exchange offer to acquire at least 25% of the then outstanding shares of Target Common Stock, and thereafter the Board of Directors of Target shall have withdrawn, or materially adversely modified or changed its recommendation of this Agreement or the Merger;

     (h) by either Purchaser or Target, if the other party hereto commits a willful breach which is not cured within ten days after receipt by the breaching party of written demand for cure by the non-breaching party. For purposes of this Agreement, a "willful breach" means a knowing and intentional violation by a party of any of its covenants, agreements or obligations under this Agreement; or

     (i)   by Purchaser or Target pursuant to Section 5.6(b).

     Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

     7.2  EFFECT OF TERMINATION.

     (a)  In the event this Agreement is properly terminated as provided in
Section 7.1(f), Target shall pay to Purchaser, in immediately available funds, an amount equal to $12,500,000 within ten (10) business days after demand for payment by Purchaser following such termination.

     (b)  If this Agreement is terminated (i) by Target as provided in
Section 7.1(b) due to the failure to satisfy the conditions of 6.2(e) or (g),
(ii) by Purchaser pursuant to Section 7.1(b) due to the failure of any condition under Section 6.3(b) or (c), or (iii) by Purchaser pursuant to Sections 7.1(g) or (h), Target shall pay to Purchaser in immediately available funds, an amount equal to $1,000,000 within ten (10) business days after demand for payment by Purchaser following such termination. In the event this Agreement is terminated under the circumstances set forth in the first sentence of this Section 7.2(b) and both of the following conditions are satisfied:

          (i) Target has received an Acquisition Proposal (as defined in Section 5.5) from a third party after the date hereof and prior to the termination of this Agreement; and

          (ii) Target and such third party or an affiliate of such third party enter into a definitive agreement for any Acquisition Proposal (the "Signing Event") within twelve months following the termination of this Agreement, then Target shall pay to Purchaser, in immediately available funds, an amount equal to $11,500,000 within ten (10) business days after demand for payment by Purchaser following the Signing Event.

     (c) In the event this Agreement is terminated (i) by Purchaser pursuant to Section 7.1(b) due to the failure to satisfy the condition under Section 6.3(k), (ii) by Purchaser pursuant to Sections 7.1(c), (iii) after the Board of Directors of Purchaser fails to recommend approval of this Agreement, or withdraws or adversely modifies its recommendation of this Agreement, (iv) by Target pursuant to Section 7.1(b) due to the failure of the condition under Section 6.2(b) or (c), or (v) by Target pursuant to Section 7.1(h), Purchaser shall pay to Target, in immediately available funds, an amount equal to $1,000,000 within ten (10) business days after demand for payment by Target following such termination.

     (d) If this Agreement is terminated by reason of a willful breach by a party, then the breaching party shall be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party arising from such willful breach.

     (e) Notwithstanding anything in this Agreement to the contrary and except as provided below, the parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Notwithstanding anything contained in Section 7.2(d) or (e) to the contrary, in the event a party accepts the amount payable pursuant to the provisions of this Section 7.2, such acceptance thereof shall be in lieu of any and all claims that the accepting party has, or might have, under Section 7.2(d) or (e) hereof and such acceptance shall constitute a waiver by the accepting party of all of its rights to pursue relief under Section 7.2(d) or
(e) hereof.

     7.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

     7.4 WAIVER. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1 PUBLIC STATEMENTS. Neither Target nor Purchaser shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either Purchaser or Target may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of Target and Purchaser will consult with the other with respect to any such public announcement or statement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

     If to Purchaser:

          TCF Financial Corporation
          801 Marquette Avenue, Suite 302
          Minneapolis, MN  55402

          Attn:  Chairman and Chief Executive Officer

     with copies to:

          TCF Financial Corporation
          801 Marquette Avenue, Suite 302
          Minneapolis, MN  55402

          Attn: Gregory J. Pulles, Vice Chairman and General Counsel


                    and

          Kaplan, Strangis and Kaplan, P.A.
          90 South Seventh Street
          5500 Norwest Center
          Minneapolis, MN  55402

          Attn:  Bruce J. Parker

     If to Target:

          Winthrop Resources Corporation
          1015 Opus Center
          9900 Bren Road East
          Minnetonka, MN  55343

          Attention: President


     with copies to:

          Oppenheimer Wolff & Donnelly
          Plaza VII, Suite 3400
          45 South Seventh Street
          Minneapolis, Minnesota  55402-1609
          Attn:  Thomas R. Marek

     All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

     8.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and word of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

     8.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     8.5 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; and (c) shall not be assigned by operation of law or otherwise.

     8.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to
Section 7.1, the covenants contained in Section 5.4, 5.7(c) and 7.2 shall survive such termination.

     8.7 SCHEDULES. The Schedules and other disclosure referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the Chief Executive Officer, the President or the Chief Financial Officer of Target or Purchaser, as the case may be.

     8.8 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      IN WITNESS WHEREOF, Target and Purchaser have caused this Agreement to be executed on the date first written above by their respective officers.

                              TCF FINANCIAL CORPORATION



                              By /S/ WILLIAM A. COOPER
                                 ---------------------------------------
                                  William A. Cooper
                                  Chairman and Chief Executive Officer


                              WINTHROP RESOURCES CORPORATION



                              By /s/ John L. Morgan
                                 ---------------------------------------
                                  John L. Morgan
                                  President and Chief Executive Officer

                                                                       EXHIBIT A

                          FORM OF STOCKHOLDER AGREEMENT

                              STOCKHOLDER AGREEMENT

     THIS AGREEMENT is made and entered into as of February ___, 1997, by and among TCF FINANCIAL CORPORATION ("TCF"), a Delaware corporation, and _______________, a resident of the state of Minnesota (the "Stockholder").

     WHEREAS, TCF and Winthrop Resources Corporation ("Winthrop") have entered into the agreement and plan of reorganization dated as of the date hereof (the "Merger Agreement" and capitalized terms not defined herein are used as defined in the Merger Agreement), which is being executed simultaneously with the execution of this Agreement and provides for the acquisition of Winthrop by TCF through the merger of Winthrop and a direct or indirect wholly-owned subsidiary of TCF (the "Merger") pursuant to the Merger Agreement; and

     WHEREAS, as a condition to the willingness of TCF to enter into the Merger Agreement, TCF has required that the Stockholder agree to enter into this Agreement in his capacity as a stockholder of Winthrop;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. OWNERSHIP OF WINTHROP COMMON STOCK. The Stockholder represents and warrants that he has or shares the right to vote and dispose of the number of shares of common stock of Winthrop, par value $.01 per share ("Winthrop Common Stock"), for the benefit of TCF set forth opposite the Stockholder's name on Schedule I hereto.

     2. AGREEMENTS OF THE STOCKHOLDER. The Stockholder covenants and agrees that during the time this Agreement is in effect:

          (a) the Stockholder shall, at any meeting of Winthrop's stockholders called for the purpose, vote, or cause to be voted, all shares of Winthrop Common Stock in which the Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Merger Agreement and the transactions contemplated thereby and against any plan or proposal pursuant to which Winthrop is to be acquired by or merged with, or pursuant to which Winthrop proposes to sell all or substantially all of its assets or liabilities to any person, entity or group (other than TCF or any affiliate thereof);

          (b) except as otherwise expressly permitted hereby, the Stockholder shall not, prior to the meeting of Winthrop's stockholders referred to in
     Section 2(a) hereof or the
     earlier termination of the Merger Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of his shares of Winthrop Common Stock;

          (c) the Stockholder shall not in his capacity as a stockholder of Winthrop directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than TCF or an affiliate thereof) concerning any merger, sale or substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Winthrop or any subsidiary of Winthrop; provided that nothing herein shall be deemed to affect the ability of the Stockholder to fulfill his fiduciary duties as a director or officer of Winthrop;

          (d) to the extent within and consistent with his fiduciary duties as an officer or director of Winthrop or as a trustee, the Stockholder shall use his good faith reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this Agreement; and

          (e) the Stockholder shall execute and deliver the representation letter required by Section 5.10.

Notwithstanding the foregoing, the provisions of this Section 2 shall not bind or obligate the Stockholder if, prior to the date of the vote on the Merger Agreement, the Merger Agreement shall have been terminated in accordance with its terms, including but not limited to a termination pursuant to Section 7.1(f) of the Merger Agreement.

     3. CONDITIONAL REGISTRATION RIGHTS. In the event that any governmental regulatory authority concludes that shares of Purchaser Common Stock received by the Stockholder in connection with the Merger are "restricted securities" within the meaning of the 1933 Act (the "Restricted Shares") for reasons other than the Stockholder being a director of TCF, TCF agrees to provide the Stockholder the registration rights set forth herein with respect to his Restricted Shares. In the event the Stockholder dies or becomes permanently disabled (as defined in TCF's employee disability insurance plan), TCF will provide the Stockholder one demand registration right for each such event suffered by the Stockholder. The demand registration rights provided hereunder cannot be exercised, or, if exercised, the use of the registration statement therefor will be suspended, as the case may be, (i) until after the date on which TCF publishes at least 30 days of post-Merger Combined Financial Information of TCF and Winthrop Resources Corporation, (ii) during any period (not to exceed 45 days) during which TCF determines that there exists certain material facts concerning its business, including potential acquisitions, that have not been publicly disclosed and but for the filing required by the exercise of a demand registration right hereunder would not be required, (iii) during any period which would require audited financial statements when such statements are not required to have been disclosed in a filing under the 1934 Act, (iv) during any contractual lock-up period (not to exceed 180 days) following a registered underwritten public offering of TCF's equity securities, or (v) two years after the Effective Date of the Merger. Upon written notice to TCF, the Stockholder (or his permitted assigns) may exercise his demand registration right and, upon receipt of such notice, TCF will use reasonable best efforts to prepare and file a registration statement under the 1933 Act covering all of the Restricted Shares of the Stockholder and any shares of Purchaser Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassification, recapitalizations, or other distributions or similar events) (the "Shares") and not theretofore sold, will provide copies of such registration statement, including all amendments and supplements thereto, to the Stockholder, and will use its reasonable best efforts to cause such registration statement to become effective under the rules of the SEC. Such registration statement will be on Form S-3 to the extent permitted by SEC rules. Purchaser will maintain the effectiveness of such registration statement until the earlier of twelve (12) months following the effectiveness of such Form S-3 with the SEC, or the date on which all such Shares have been sold. In connection with such registration statement the parties agree as follows:

     (a) EXPENSES. Purchaser will pay all of its fees, costs and expenses of any such registration, including the SEC filing fees; provided that the party exercising the demand registration right shall pay the fees and expenses of such party's counsel and all underwriting fees, discounts and other expenses which any underwriter, broker or sales agents requires to effect the sale of the Shares. Any such underwriter, broker or sales agent must be reasonably acceptable to TCF.

     (b) INDEMNIFICATION. In the event of any registration of any Shares under the 1933 Act pursuant to this paragraph, TCF will indemnify and hold harmless the seller of such Shares, each underwriter of such Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the 1933 Act, the 1934 Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement under which such Shares were registered under the 1933 Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and TCF will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Purchaser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

     In the event of any registration of any Shares under the 1933 Act pursuant to this Agreement, each seller of Shares ("Seller"), severally and not jointly, will indemnify and hold harmless TCF, each of its directors and officers and each underwriter (if any) and each person, if any, who controls Purchaser or any such underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages or liabilities, joint or several, to which Purchaser, such directors and officers, underwriter or controlling person may become subject under the 1933 Act, 1934 Act, state securities or blue sky laws or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement under which such shares were registered under the 1933 Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by or on behalf of such Seller, specifically for use in connection with the preparation of such registration statement, prospectus, amendment or supplement; provided, however, that the obligations of each such Seller hereunder shall be limited to an amount equal to the proceeds to such Seller of Shares sold in connection with such registration.

     Each party entitled to indemnification under this paragraph 2(b) (the "Indemnified Party") will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld); and PROVIDED, FURTHER, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this paragraph, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that the Indemnifying Party will pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding but the Indemnifying Party shall not be responsible to pay the cost of more than one such other counsel for all Indemnified Parties under such circumstances. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party will consent to entry to any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

     In order to provide for just and equitable contribution to joint liability under the 1933 Act in circumstances in which the indemnity provisions provided for in this section are for any reason held to be unavailable to the indemnified parties although applicable in accordance with its terms; then, in each such case, TCF and such Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions as shall be appropriate to reflect the relative fault of TCF, on the one hand, and the Seller, on the other hand, with such relative fault determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by TCF or by the Seller, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, HOWEVER, that, in any such case, (A) no such Seller will be required to contribute any amount in excess of the proceeds to it of all Shares sold by it pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the 1933 Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

     (c) RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities (as that term is used in Rule 144 under the 1933 Act) to the public without registration, TCF agrees to:

          (i) use its good faith reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act at all times;

          (ii) use its good faith reasonable efforts to file with the SEC in a timely manner all reports and other documents required by TCF under the 1933 Act and 1934 Act; and

          (iii) so long as the Stockholder owns any Shares, furnish to such Affiliate upon request a written statement by TCF as to its compliance with the reporting requirements of Rule 144 and the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of TCF and such other reports and documents so filed as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Stockholder to sell any Shares without registration.

     (d) MERGERS, ETC. TCF shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which TCF shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Purchaser under this Agreement, and for that purpose references hereunder to "Restricted Shares," or "Shares" shall be deemed to be references to the securities which the Stockholder would be entitled to receive in exchange for Shares under any such merger, consolidation or reorganization, PROVIDED, HOWEVER, that the provisions of clause (d) shall not apply in the event of any merger, consolidation or reorganization in which TCF is not the surviving corporation if all Stockholders are entitled to receive in exchange for their Shares consideration consisting solely of
(i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the 1933 Act, or
(iii) securities of the acquiring corporation which the acquiring corporation has agreed to register within ninety (90) days of completion of the transaction for resale to the public pursuant to the 1933 Act.

     4. SUCCESSOR AND ASSIGNS. This Agreement shall be binding and inure to the benefit of the parties hereto and, in the case of the Stockholder, his personal representatives or estates, and in the case of TCF, its successors and assigns. Except as provided in the preceding sentence, the rights of the Stockholder under paragraph 3 hereof may not be assigned.

     5. TERMINATION. The parties agree and intend that this Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Agreement are inadequate. This Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall automatically terminate in the event that the Merger Agreement is terminated in accordance with its terms, including but not limited to a termination pursuant to Section 7.1(f) of the Merger Agreement.

     6. NOTICES. Notices may be provided to TCF and the Stockholder in the manner specified in Section 8.2 of the Merger Agreement, with all notices to the Stockholder being provided to them at Winthrop in the manner specified in such section.

     7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

     9. HEADINGS AND GENDER. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

     IN WITNESS WHEREOF, TCF, by a duly authorized officer, and the Stockholder have caused this Stockholder Agreement to be executed as of the day and year first above written.

                         TCF FINANCIAL CORPORATION


                         By
                            ----------------------------------------
                            William A. Cooper
                            Chairman and Chief Executive Officer



                         WINTHROP STOCKHOLDER:



                            ----------------------------------------
                            [Name of Stockholder]

                                                                      Schedule I



Name of Stockholder                    Common Shares Held
-------------------                    ------------------

                                                                       EXHIBIT B

                           FORM OF ARTICLES OF MERGER

                               ARTICLES OF MERGER
                                     between
                             WINR ACQUISITION, INC.
                                       and
                         WINTHROP RESOURCES CORPORATION


     The undersigned, John L. Morgan, the President of Winthrop Resources Corporation, a Minnesota corporation ("Winthrop"), and William A. Cooper, the Chairman and Chief Executive Officer of WINR Acquisition, Inc., a Minnesota corporation ("Merger Sub") and a wholly-owned subsidiary of TCF Financial Corporation ("TCF"), hereby certify as follows:

     1. Attached hereto as Exhibit A is the plan of merger (the "Plan of Merger") for the merger (the "Merger") of Merger Sub into Winthrop, which has been duly adopted by the board of directors of each of such corporations.

     2. The Plan of Merger has been approved by Merger Sub and Winthrop pursuant to chapter 302A of the Minnesota Business Corporation Act.

     3. The Merger shall be effective upon the filing of these Articles of Merger with the Secretary of State of Minnesota.

     IN WITNESS WHEREOF, the undersigned President of Winthrop Resources Corporation and the undersigned Chairman and Chief Executive Officer of WINR Acquisition, Inc. have executed this document for and on behalf of their respective corporations this __ day of __________, 1997.


WINTHROP RESOURCES CORPORATION          WINR ACQUISITION, INC.



By                                      By
   ---------------------------              -----------------------------
   John L. Morgan, President                William A. Cooper
                                            Chairman and Chief Executive
                                            Officer

                                                                       Exhibit A


                                 PLAN OF MERGER

                   [Insert Article 1 from the Merger Agreement
               using the defined terms in the Articles of Merger]

                                                                       EXHIBIT C


                         FORM OF TARGET AFFILIATE LETTER


                                February __, 1997


TCF Financial Corporation
801 Marquette Avenue
Minneapolis, Minnesota  55402

Gentlemen:

     Pursuant to Section 5.10 of the Agreement and Plan of Reorganization dated as of February __, 1997 (the "Merger Agreement") between TCF Financial Corporation ("Purchaser") and Winthrop Resources Corporation ("Target"), I hereby agree not to sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock or Target Common Stock (as such terms are defined in the Merger Agreement) owned by me during the period commencing 30 business days prior to the Effective Date (as defined in the Merger Agreement) (the anticipated date of which shall be set forth in a notice by Target to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days of combined operations of Purchaser and Target have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission.

     As an affiliate of Target, I acknowledge that I may transfer the shares of Purchaser Common Stock received in the merger contemplated by the Merger Agreement, including shares received upon the exercise of any Target Options (as defined in the Merger Agreement), only (i) in a registration under the Securities Act of 1933, as amended (the "1933 Act"), (ii) in compliance with the requirements of paragraphs (c) and (d) of Rule 145 under the 1933 Act, as indicated in the restrictive legend that will appear on my stock certificate, or (iii) pursuant to another exemption from registration under the 1933 Act for such offer and sale.

     Purchaser's and Target's transfer agent will be given an appropriate stop transfer order and will not be required to register any attempted transfer of the shares of Purchaser Common Stock or Target Common Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

                                   Very truly yours,



                                   [Name of Winthrop Affiliate]

Agreed and accepted this
    day of February, 1997

TCF FINANCIAL CORPORATION


By
   William A. Cooper
   Chairman and Chief Executive Officer

                                                                       EXHIBIT D

                       FORM OF PURCHASER AFFILIATE LETTER


                                February __, 1997



Winthrop Resources Corporation
1015 Opus Center
9900 Bren Road East
Minnetonka, MN  55343

Gentlemen:

     Pursuant to Section 5.10 of the Agreement and Plan of Reorganization, dated as of February __, 1997 (the "Merger Agreement") between TCF Financial Corporation ("Purchaser") and Winthrop Resources Corporation ("Target"), I hereby agree not to sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock or Target Common Stock (as such terms are defined in the Merger Agreement) owned by me during the period commencing 30 business days prior to the Effective Date (as defined in the Merger Agreement) (the anticipated date of which shall be set forth in a notice by Purchaser to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days of combined operations of Purchaser and Target have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission.

     Purchaser's and Target's transfer agent shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of the shares of Purchaser Common Stock or Target Common Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

                                   Very truly yours,




                                   [Name of TCF Affiliate]


Agreed and accepted this
    day of February, 1997

WINTHROP RESOURCES CORPORATION


By
   -----------------------------
   John L. Morgan, President